UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CTS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2009

Dear CTS Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Wednesday, May 27, 2009, at 9:00 a.m. Central Daylight Time, at the Hilton Chicago/Indian Lakes Resort & Conference Center, 250 West Shick Road, Bloomingdale, IL 60108.

The official meeting notice, proxy statement, and proxy form are enclosed. These materials were first mailed to shareholders on April 24, 2009. We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

We look forward to seeing you at the meeting.

Vinod M. Khilnani
President and Chief
Executive Officer

Notice of the Annual Meeting of Shareholders
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: APPROVAL OF THE CTS CORPORATION 2009 OMNIBUS EQUITY AND PERFORMANCE INCENTIVE PLAN.
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITOR
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMMITTEES OF THE BOARD OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
STOCK OWNERSHIP INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
CTS CORPORATION 2008 COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
CTS CORPORATION 2008 AUDIT COMMITTEE
INDEPENDENT AUDITOR
Appendix A

Notice of the Annual Meeting of Shareholders

To Be Held On
May 27, 2009

To CTS Shareholders:

The 2009 Annual Meeting of Shareholders of CTS Corporation will be held on Wednesday, May 27, 2009 at 9:00 a.m. Central Daylight Time, at the Hilton Chicago/Indian Lakes Resort & Conference Center, 250 West Shick Road, Bloomingdale, IL 60108. To obtain directions to the meeting location, please call (574) 523-3800.

Only shareholders of record at the close of business on April 9, 2009 may vote at this meeting or any adjournments that may take place. At the meeting, shareholders will vote on:

1. Election of directors for the ensuing year;

2. Approval of the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan;

3. Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2009; and

4. Any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the director-nominees, approve the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan, and ratify the appointment of Grant Thornton LLP.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

April 24, 2009

Your vote is important.
Please date, sign and promptly mail the enclosed proxy card.
No postage is required if mailed in the United States.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be held on
May 27, 2009

This proxy statement was first mailed to shareholders on April 24, 2009, and is furnished in connection with the solicitation by CTS Corporation’s Board of Directors of proxies to be voted at the Annual Meeting of Shareholders. The following is important information in a question-and-answer format regarding the meeting and this proxy statement.

Q:	Upon what may I vote?

A:	(1) Election of director-nominees to serve on the Board of Directors;

(2) Approval of the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan; and

(3) Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2009.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote:

(1) FOR each of the director-nominees identified in this proxy;

(2) FOR the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan; and

(3) FOR ratification of Grant Thornton LLP as CTS’ independent auditor for 2009.

Q:	How will voting on any other business be conducted?

A:	We are not aware of any other business to be brought before the shareholders at the 2009 Annual Meeting of Shareholders other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Roger R. Hemminghaus, Chairman of the Board of Directors, and Richard G. Cutter, Vice President, Secretary and General Counsel, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each proposal presented in this proxy statement?

A:	Assuming that at least a majority of CTS common shares are represented at the Annual Meeting, either in person or by proxy:

(1) The eight director-nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Your proxy will be voted for the eight director-nominees unless it contains contrary instructions. Abstentions, broker non-votes, and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes;

(2) The CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan will be approved if a majority of the shares present vote to approve the Plan. With respect to this proposal, abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will not be counted as entitled to vote; and,

(3) The Audit Committee’s appointment of Grant Thornton LLP as CTS’ independent auditor for 2009 will be ratified if a majority of the shares present support the appointment. With respect to this proposal, abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will not be counted as entitled to vote.

Q:	Who is entitled to vote?

A:	Shareholders on the close of business on April 9, 2009, which is referred to as the Record Date, are entitled to vote at the Annual Meeting. As of close of business on the Record Date, there were 33,747,763 shares of CTS common stock issued and outstanding. Every shareholder of common stock is entitled to one vote for each share of common stock held on the Record Date.

Q:	How do I vote?

A:	Please sign and date each proxy card that you receive and return it at your earliest convenience in the prepaid envelope provided. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the director-nominees, FOR the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan, and FOR ratification of Grant Thornton LLP as CTS’ independent auditor for 2009. Even if you return your proxy card, you still have the right to revoke your proxy or change your vote at any time before the Annual Meeting. If you wish to revoke your proxy or change your vote, notify CTS’ Secretary by returning a later-dated proxy card. Of course, you may always vote in person at the meeting.

Q.	How can I vote shares of stock that I hold under the CTS Corporation Retirement Savings Plan?

A.	The CTS Corporation Retirement Savings Plan is CTS’ 401(k) plan. Vanguard Fiduciary Trust Company, the plan trustee, will vote the shares in your account according to your instructions. If Vanguard does not receive your instructions for how to vote your shares, they will not be voted. You must provide instructions or make changes to your instructions on how to vote shares in your CTS Corporation Retirement Savings Plan on or before May 21, 2009. On that date, your instructions will be transmitted to the plan trustee and cannot be changed.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold CTS shares registered in more than one account. Please sign and return all proxy cards you receive to ensure that all your shares are voted.

Q:	Who solicits proxies and how much will this proxy solicitation cost?

A:	In February 2009, CTS Corporation hired Georgeson & Co., Inc. to solicit votes for a fee of $6,500. CTS also reimburses Georgeson for reasonable expenses, fees charged by banks, brokers and other custodians, fiduciaries and nominees for their costs of sending proxy and solicitation materials to our shareholders. Broadridge, Inc. also distributes proxy materials on CTS’ behalf and is reimbursed by CTS for mailing and distribution expenses. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	Other members of my household and I hold shares of CTS stock in street name and we received only one copy of the proxy statement and one annual report. How can we receive additional copies of these materials?

A:	Under the Securities and Exchange Commission’s “householding” rules, a corporation or broker who provides notice may deliver a single copy of the proxy statement and annual report to shareholders who share an address unless a shareholder submits contrary instructions. If you would prefer to receive separate copies of these documents in the future, you may notify your broker or you may direct a written or oral request to CTS Corporation, Investor Relations, 905 West Boulevard North, Elkhart, Indiana 46514; you can call (574) 523-3800 and ask to speak to our Investor Relations staff; or, you may send an

e-mail to shareholder.services@ctscorp.com. If your household is currently receiving multiple copies of the proxy statement and annual report and you would prefer to receive only a single copy in the future, you may notify your broker or direct a request to the address, phone number or e-mail address immediately above.

Q:	How may a shareholder nominate a candidate for election to the CTS Board of Directors?

A:	Director-nominees for the 2010 Annual Meeting of Shareholders may be nominated by shareholders by sending a written notice to the corporate office to the attention of Richard G. Cutter, Vice President, Secretary, and General Counsel for CTS Corporation. Pursuant to the CTS Corporation bylaws, all nominations must be received no earlier than January 15, 2010 and no later than March 1, 2010. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ bylaws. Upon request, copies of the bylaws may be obtained free of charge from CTS’ Secretary, or from CTS’ website at http://www.ctscorp.com/governance/bylaws.htm.

Q:	When are shareholder proposals for the 2010 Annual Meeting due?

A:	CTS’ advance notice bylaw provisions require that in order to be presented at the 2010 Annual Meeting of Shareholders, any shareholder proposal, including the nomination of a candidate for director, must be in writing and mailed to the corporate office to the attention of Richard G. Cutter, Vice President, Secretary, and General Counsel for CTS Corporation, and must be received no earlier than January 15, 2010 and no later than March 1, 2010. Certain information is required to be included with shareholder proposals, which is described in CTS’ bylaws. Upon request, copies of the bylaws may be obtained free of charge from CTS’ Secretary, or from CTS’ website at http://www.ctscorp.com/governance/bylaws.htm.

PROPOSALS UPON WHICH YOU MAY VOTE

1. ELECTION OF DIRECTORS.

2.	APPROVAL OF THE CTS CORPORATION 2009 OMNIBUS EQUITY AND PERFORMANCE INCENTIVE PLAN.

3.	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS’ INDEPENDENT AUDITOR FOR 2009.

Your Board of Directors recommends a vote FOR the director-nominees, FOR the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan, and FOR the ratification of the appointment of Grant Thornton LLP.

PROPOSAL 1: ELECTION OF DIRECTORS

CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time-to-time by the Board of Directors. The CTS Board of Directors has established the current number of authorized directors at eight. There are eight director-nominees for election. Detailed information on each is provided below. All directors are elected annually and serve one-year terms or until their successors are elected and qualified.

Nominees for the Board of Directors.  Each director-nominee named below is currently a director of CTS Corporation. The ages shown are as of April 24, 2009, the date on which this proxy statement was first mailed to shareholders. Each director-nominee has agreed to serve as a director if elected. If one or more of the nominees become unavailable for election, the members of the Board of Directors will, in their sole discretion and pursuant to authority granted by the CTS Corporation bylaws, nominate and vote for a replacement director or reduce the authorized number of directors.

WALTER S. CATLOW	Director since 1999
Age 64

Mr. Catlow is Dean of the College of Business at Concordia University. Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Mr. Catlow previously served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech international investments and was responsible for global acquisitions and alliances.

LAWRENCE J. CIANCIA	Director since 1990
Age 66

Mr. Ciancia has been a partner in Corporate Development International, Inc., a corporate search firm specializing in mergers, acquisitions and divestitures, since 1998. Previously, Mr. Ciancia served as President of Uponor ETI, a supplier of PVC pipe products, specialty chemicals and PVC compounds.

THOMAS G. CODY	Director since 1998
Age 67

Mr. Cody has served as Vice Chairman of Macy’s, Inc. (formerly known as Federated Department Stores, Inc.), a nationwide department store retailer, since February 2003. From 1992 to 2003, Mr. Cody was Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc.

PATRICIA K. COLLAWN	Director since 2003
Age 50

Ms. Collawn is President and Chief Operating Officer of PNM Resources, a utilities corporation serving electricity and natural gas customers, since August 2008. Prior to this position, she served as Utilities President from June 2007. Prior to June 2007, Ms. Collawn was President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary, from November 2005. Ms. Collawn served as President of Customer and Field Operations of Xcel Energy from July 2003.

ROGER R. HEMMINGHAUS	Director since 2000
Age 72

Mr. Hemminghaus is the Chairman of the CTS Corporation Board of Directors. He is the retired Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, a corporation that refined and marketed petroleum products on a retail and wholesale basis, serving from 1996 until 2000. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas. Mr. Hemminghaus also serves as a Director of Tandy Brand Accessories, Inc. and Xcel Energy, Inc.

MICHAEL A. HENNING	Director since 2000
Age 69

Mr. Henning is the retired Deputy Chairman of Ernst & Young LLP, an independent accounting firm, serving from 1999 to 2000. Mr. Henning served as Chief Executive Officer of Ernst & Young International, Inc. from 1993 until 1999. Mr. Henning also serves as a Director and as a member of the audit committee at each of Omnicom Group, Inc., Landstar Systems, Inc., and Highlands Acquisition Corporation.

VINOD M. KHILNANI	Director since 2007
Age 56

Mr. Khilnani joined CTS Corporation in May 2001 as Senior Vice President and Chief Financial Officer. In July 2007, he was elected President and appointed Chief Executive Officer. Mr. Khilnani received his Masters degree in economics from Delhi University in 1973 and his MBA in Finance from the University of New York in 1977. He holds CPA and CMA certifications. Mr. Khilnani has over 30 years of leadership experience in finance, strategy, mergers and acquisitions, and operating roles based in the USA and Europe, including

18 years at Cummins, Inc. Mr. Khilnani also serves as a Director, member of the Nominating and Governance Committee, and member of the Compensation Committee for Brush Engineered Materials, Inc.

ROBERT A. PROFUSEK	Director since 1998
Age 59

Mr. Profusek is the Head of Mergers & Acquisitions for Jones Day, a global law firm which he joined in 1975. Mr. Profusek also serves as a Director of Valero Energy Corporation and is a member of Valero’s Compensation and Nominating and Governance Committees.

Your Board of Directors recommends a vote FOR each of these director-nominees.

PROPOSAL 2: APPROVAL OF THE CTS CORPORATION 2009 OMNIBUS EQUITY AND PERFORMANCE INCENTIVE PLAN.

On February 4, 2009, the Board of Directors unanimously approved and adopted, subject to shareholder approval, the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan (the “2009 Plan”). The purpose of the 2009 Plan is to provide certain employees, consultants, and non-employee directors of the corporation (“Participants”) with the opportunity to receive stock-based and performance incentives in order to attract, motivate, and retain qualified individuals and to align their interests with the interests of shareholders. You are being asked to approve the 2009 Plan.

CTS currently may grant equity awards under the terms of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan (the “2004 Plan”), including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, or other stock awards. If the 2009 Plan is approved by the shareholders, no grants will be made under the 2004 Plan in the future, except for grants awarded pursuant to the term of the 2008-2009 Performance Restricted Stock Unit Plan and the 2009-2010 Performance Restricted Stock Unit Plan (an on-target award of 226,000 restricted stock units with a maximum total of 452,000 restricted stock units possible). Approval of the 2009 Plan will in no way affect the validity of prior grants made under the 2004 Plan.

You are also being asked to approve certain material terms of the 2009 Plan in order to preserve CTS’ ability to receive a federal income tax deduction for performance-based payments under the 2009 Plan. As discussed in the section entitled “Deductibility of Certain Executive Compensation,” Section 162(m) of the Code disallows the corporate tax deduction for certain compensation in excess of $1 million per year paid to certain executive officers. However, certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if the compensation is granted under a plan whose material terms for performance-based awards for purposes of Section 162(m) are approved by shareholders. Under Section 162(m) of the Internal Revenue Code and applicable regulations, CTS must seek shareholder approval at five-year intervals to preserve CTS’ ability to receive this federal income tax deduction. Shareholder approval of the 2009 Plan will have the effect of reducing the potential tax to be paid by CTS on certain compensation should it reach the limits set forth in Section 162(m) of the Code. If shareholders fail to approve the 2009 Plan, CTS generally will still be able to make awards of, among other things, stock options, stock appreciation rights, restricted stock and deferred stock under the 2004 Plan, but CTS may be limited in its ability to grant certain performance-based awards under the 2004 Plan for purposes of Section 162(m). The Board of Directors recommends that you vote to approve the 2009 Plan, including the material terms for performance-based awards for purposes of Section 162(m).

A summary of the 2009 Plan follows, which summary is qualified in its entirety by reference to the 2009 Plan itself, a copy of which is attached to this proxy statement as Exhibit A. A new plan benefits table is not provided because no grants have been made under the 2009 Plan and all grants will be discretionary.

Administration:	• The 2009 Plan shall be administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

•  The Compensation Committee shall have authority to interpret the 2009 Plan and any award agreement under the 2009 Plan, prescribe rules and regulations, and make determinations necessary for the administration of the 2009 Plan.

• The determinations of the Compensation Committee shall be conclusive and binding.

•  The Compensation Committee may delegate its authority to a subcommittee or, subject to certain conditions, to one or more officers of the corporation to make awards to employees who are not directors, executive officers, or more than 10% shareholders.

Available Shares:	• The maximum number of shares that may be issued under the 2009 Plan is 3,400,000, subject to adjustment as described in the 2009 Plan.

• The maximum number of shares that may be issued under the 2009 Plan that are the result of incentive stock options is 3,400,000.

•  The number of shares issued as restricted stock, restricted stock units, performance shares and performance units and other stock awards (after taking into account any forfeitures and cancellations) will not during the life of the 2009 Plan, in the aggregate, exceed 3,400,000 shares.

•  If any award is forfeited, expires, or is otherwise terminated, the associated unissued shares will again be available for future awards. Any shares that are tendered by a Participant or are reacquired by the corporation using the proceeds from the purchase price of an award will not be available for future grants under the 2009 Plan. Shares withheld by the corporation to satisfy the tax withholding obligation shall count against the maximum number of shares available for grant under the 2009 Plan. The number of shares covered by a stock appreciation right (“SAR”), to the extent that it is exercised and settled in shares, and whether or not all the shares covered by the award are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the 2009 Plan. In the event that the corporation repurchases shares with option proceeds, those shares will not be added to the maximum number of shares available for grant under the 2009 Plan. If, under the 2009 Plan, a Participant has elected to give up the right to receive compensation in exchange for shares based on fair market value, such shares will not count against the maximum number of shares available for grant under the 2009 Plan. Unless otherwise determined by the Compensation Committee, awards that are designed to operate in tandem with other awards shall not be counted against the maximum number of shares available for grant under the 2009 Plan, in order to avoid double counting. To the extent any award is settled in cash, the number of shares available for issuance under the 2009 Plan shall be reduced by an amount equal to the quotient of: (i) the dollar amount of such cash payment, reduced by any amount tendered by the Participant or retained by CTS to satisfy tax withholding obligations in connection with the award; divided by (ii) the fair market value of a share on the date of the cash payment.

•  Any shares issued under the 2009 Plan shall consist, in whole or in part, of authorized and unissued shares, shares purchased in the open market or otherwise, shares in treasury, or any combination thereof, as the Compensation Committee or, as appropriate, the Board of Directors may determine.

Eligibility:
   Participants shall include those employees, consultants, and Board members designated by the Compensation Committee. The number of persons eligible to participate in the 2009 Plan is currently estimated to be approximately 225 people.

Awards:
   The following types of awards may be granted under the 2009 Plan (which may be in lieu of other amounts owed to a Participant), subject to such terms as the Compensation Committee may prescribe in an award agreement:

•  Options:  The right to purchase shares of CTS common stock, no par value, at a specified price. Options may take the form of incentive stock options or nonqualified stock options, but incentive stock options may only be granted to employees under Section 3401(c) of the Internal Revenue Code. On April 9, 2009, the closing price of CTS common stock on the New York Stock Exchange was $4.62.

•  SARs:  The right to receive the difference between the fair market value of a share on the date of exercise and the exercise price, payable in cash or shares. SARs may not have a term of more than 10 years.

• Restricted Stock: An award of shares subject to certain restrictions and/or the risk of forfeiture.

•  Restricted Stock Units:   An award of units representing the right to receive one share or an amount equal to the fair market value of one share, payable in cash or shares, subject to certain restrictions and/or the risk of forfeiture.

• Performance Shares: An award, denominated in shares, which is earned during a specified performance period subject to the attainment of performance criteria.

• Performance Units: An award, denominated in currency-valued units, which is earned during a specified performance period subject to the attainment of performance criteria.

•  Other Stock Awards:  An award of shares or an award that is based in whole or in part on the value of a share (such as dividend equivalents), payable in shares, cash, other securities, or other property.

Section 162(m) Qualification:
•  The Compensation Committee may designate certain awards, referred to as Qualified Performance-Based Awards, to be compliant with the requirements for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

• The following individual annual grant limitations apply per calendar year, subject to adjustment as described in the 2009 Plan:

— Options/SARs: 500,000 shares.

— Qualified Performance-Based Awards of Performance Shares: 125,000 shares.

— Qualified Performance-Based Awards of Performance Units: $2,000,000.

Performance Criteria:
•  Performance criteria applicable to any Qualified Performance-Based Award to a covered employee, referred to as Performance Measures, must be based on specified levels of or growth in one or more of the following: free cash flow; free cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; debt ratios; operating expense; inventory turns; net earnings; operating earnings; gross operating margin, gross margin percentage; return on equity; capital expenditures; cost of quality; on-time delivery; return on net assets; return on total assets; return on capital; return on investment; return on sales; gross sales, net sales; market share; net market share; economic value added; expense reduction levels; stock price; working capital; controllable working capital and total shareholder return.

•  Performance Measures may be considered either alone or in any combination, and may be expressed with respect to CTS or one or more operating units or groups, as the Compensation Committee may determine. Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures.

•  Performance Measures may be defined to exclude certain types or categories of extraordinary, unusual or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, asset impairment, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, gain or loss on asset sales, or other similar corporate transactions; provided, however, that such action shall not be taken in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code.

•  The Compensation Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Compensation Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, asset impairment, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, gain or loss on asset sales, or other similar corporate transactions; provided, however, that such action shall not be taken in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

•  The exercise price of an option or SAR may not be below the fair market value of a share on the date of grant, unless granted as a substitute award in compliance with Section 424(a) of the Internal Revenue Code.

•  Certain adjustments must be made to the maximum share amounts and other limitations in the event of certain changes in the number of outstanding shares or certain corporate transactions or other similar events, including stock splits and stock dividends. In the event of such transaction or event, the Compensation Committee may provide alternative consideration as a substitute for awards under the 2009 Plan and may require surrender and replacement of awards in compliance with Section 409A of the Internal Revenue Code. For each option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event, the Compensation Committee may in its sole discretion elect to cancel such option or SAR without any payment to the person holding such option or SAR.

Other Provisions:	• The repricing of options or SARs without shareholder approval is prohibited.

•  The exercise price of an option or SAR may not be below the fair market value of a share on the date of grant, unless granted as a substitute award in compliance with Section 424(a) of the Internal Revenue Code.

•  Certain adjustments must be made to the maximum share amounts and other limitations in the event of certain changes in the number of outstanding shares or certain corporate transactions or other similar events, including stock splits and stock dividends. In the event of such transaction or event, the Compensation Committee may provide alternative consideration as a substitute for awards under the 2009 Plan and may require surrender and replacement of awards in compliance with Section 409A of the Internal Revenue Code. For each option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event, the Compensation Committee may in its sole discretion elect to cancel such option or SAR without any payment to the person holding such option or SAR.

•  The 2009 Plan shall not be construed to give a Participant the right to continue as an employee, consultant, or director of CTS and a Participant will not have any rights as a shareholder unless and until shares are actually issued.

•  Any rights under the 2009 Plan are not assignable by a Participant except by will or by the applicable laws of descent and distribution, unless otherwise determined by the Compensation Committee. In no event will any award granted under the 2009 Plan be transferred for value.

•  Subject to the approval of the Board where required, the Compensation Committee may amend or terminate the 2009 Plan in whole or in part; provided that no amendment or termination may be made without shareholder approval that would increase the maximum number of shares that may be issued under the 2009 Plan (except for adjustments permitted under the 2009 Plan), change the class of eligible Participants, permit the repricing of outstanding options or SARs or otherwise require shareholder approval. No amendment or termination may terminate or adversely affect any right of a Participant under an award without that Participant’s consent, except as necessary to comply with changes in law or accounting rules applicable to CTS.

• The Compensation Committee may adopt, amend, or terminate arrangements to make tax or other benefits available to Participants subject to laws of a foreign jurisdiction or to conform with such laws.

• The 2009 Plan shall be governed by the laws of the State of Indiana, without regard to its conflict of laws principles.

• CTS reserves the right to make certain amendments to the 2009 Plan related to compliance with Section 409A of the Internal Revenue Code.

•  The 2009 Plan contains an award “clawback” feature. If the Board of Directors learns of any intentional misconduct by a Participant which directly contributes to the corporation having to restate all or a portion of its financial statements, the Board may require the Participant to reimburse the corporation for the difference between any awards paid out to the Participant and the amount the Participant would have earned as awards based on the corrected financial results.

Effective Date and Termination:	• The 2009 Plan will become effective as of May 27, 2009, subject to shareholder approval.

• Unless earlier terminated, the 2009 Plan will expire on May 26, 2019.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2009 Plan based on federal income tax laws in effect on January 1, 2009. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended as tax guidance to Participants in the 2009 Plan.

Tax Consequences to Participants

Nonqualified Stock Options.  In general, (1) no income will be recognized by an optionee at the time a nonqualified stock option is granted; (2) at the time of exercise of a nonqualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option, or ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the Participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.  No income will be recognized by a Participant in connection with the grant of a SAR. When the SAR is exercised, the Participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received on the exercise.

Restricted Stock.  The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the Participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the Participant.

Restricted Stock Units.  No income generally will be recognized upon the award of restricted stock units. The recipient of an award of restricted stock units generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares on the date that such shares are transferred to the Participant under the award (reduced by any amount paid by the Participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units.  No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

Other Stock Awards.  No income generally will be recognized upon the grant of other stock awards. Upon payment of other awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

Tax Consequences to CTS

To the extent that a Participant recognizes ordinary income in the circumstances described above, CTS will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Your Board of Directors recommends a vote FOR approval of the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS
INDEPENDENT AUDITOR

Grant Thornton LLP has served as CTS’ independent registered public auditor since June 2005 and has been appointed by the Audit Committee to continue as CTS’ independent auditor for 2009. In the event that ratification is not approved by a majority of the shares of CTS common stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board of Directors will review the Audit Committee’s future selection of independent auditors.

Representatives of Grant Thornton LLP will be present at the Annual Meeting. The representatives will be available to respond to appropriate questions. The representatives will also be afforded an opportunity at such time to make such statements as they desire.

Your Board of Directors recommends a vote FOR ratification of the appointment of
Grant Thornton LLP as CTS’ independent auditor for 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of CTS common stock that could be issued under all of CTS’ equity compensation plans as of December 31, 2008:

			(c)
		(b)	Number of Securities
	(a)	Weighted-Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance Under
	be Issued Upon Exercise	Outstanding	Equity Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column(a))

Equity compensation plans approved by security holders	1,294,263	$14.53	5,075,709
Equity compensation plans not approved by security holders(1)	56,261		—

Total	1,350,524		5,075,709

(1)	In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. As of December 1, 2004, this plan was amended to preclude crediting any additional units under the plan. Prior to the amendment, CTS annually credited an account for each non-employee director with 800 common stock units. CTS also annually credited each deferred stock account with an additional number of common stock units representing the amount of dividends which would have been paid on an equivalent number of shares of CTS common stock for each quarter during the preceding calendar year. Upon retirement, the non-employee director is entitled to receive one share of CTS common stock for each common stock unit in his deferred stock account. CTS has issued only treasury shares for common stock units under the plan. On December 31, 2008, the deferred stock accounts contained a total of 56,261 units.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CTS’ directors, executive officers and certain persons who own more than 10% of CTS’ common stock to file with the Securities and Exchange Commission and the New York Stock Exchange, initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and holders of at least 10% of CTS’ common stock are required to furnish CTS with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, CTS believes that all required Section 16(a) filings were completed in a timely manner in 2008, with the exception of one report on one transaction for Vinod M. Khilnani, which was filed one day late due to an administrative oversight.

COMMITTEES OF THE BOARD OF DIRECTORS

Directors are assigned to committees of the Board of Directors by the full Board of Directors each year following their election at the Annual Meeting.

Compensation Committee

The Compensation Committee is a standing committee of the Board of Directors. Directors Cody, Catlow, Collawn, and Henning are the current members of the Compensation Committee. Each member of the Compensation Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Committee held four meetings in 2008. A copy of the Compensation Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/compensationcharter.htm.

The Compensation Committee establishes executive compensation policies and reviews and approves senior executive and director compensation and employment agreements. The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those objectives, and makes recommendations to the Board of Directors regarding the Chief Executive Officer’s compensation. The Compensation Committee also administers the CTS Corporation Management Incentive Plan and the CTS Corporation 2004 Omnibus Long-Term Incentive Plan. If the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan is approved, the Compensation Committee will also administer the 2009 Plan. Annually, the Compensation Committee conducts an evaluation of its performance for the fiscal year.

The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any executive officer. The Compensation Committee may delegate authority to make cash incentive or equity awards to non-executive officers to the Chief Executive Officer and/or the Senior Vice President Administration subject to specific numeric limits. The Chief Executive Officer recommends to the Compensation Committee the form and level of compensation for each executive officer other than himself. The Compensation Committee recommends the Chief Executive Officer’s form and level of compensation to the full Board of Directors for approval.

The Senior Vice President Administration regularly reports to the Compensation Committee regarding market trends in executive compensation. He also provides background information, such as peer benchmark data, to assist the Compensation Committee in making decisions about executive compensation. The Compensation Committee may direct the Senior Vice President Administration to research specific issues and make recommendations to the Committee.

Compensation Committee Interlocks and Insider Participation

Directors Cody, Catlow, Collawn, and Henning were appointed to the Compensation Committee following their election to the Board of Directors at the 2008 Annual Meeting of Shareholders of CTS Corporation. During 2008, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

Nominating and Governance Committee

The Nominating and Governance Committee is a standing committee of the Board of Directors. Directors Ciancia, Cody, Collawn, and Frieling are the current members of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Nominating and Governance Committee held four meetings in 2008. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/governancecharter.htm.

The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors concerning committee assignments and director-nominees for election at the Annual Meeting. The Nominating and Governance Committee also develops the CTS Corporation Corporate Governance Guidelines for the approval of the Board of Directors and makes recommendations on matters of corporate governance. CTS’ bylaws describe the process for nominating a candidate for election to the Board of Directors at the Annual Meeting of Shareholders. CTS does not have a formal policy concerning whether the Nominating and Governance Committee will consider director-nominees submitted by shareholders. CTS did not receive any shareholder director-nominees for election at the 2009 Annual Meeting of Shareholders. At this time, the Board of Directors does not believe a formal policy regarding shareholder director-nominees is necessary since CTS’ bylaws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

The Nominating and Governance Committee reviews with the Board of Directors, on an annual basis, the requisite skills and director characteristics of any new members as well as the composition of the Board of

Directors as a whole. This review includes an assessment of whether each non-management director qualifies as independent and an assessment of the diversity, age, skills, and experience of the directors in the context of the needs of the Board of Directors. Although the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Nominating and Governance Committee seeks candidates who possess the experience necessary to make a valuable contribution to the Board of Directors. The Nominating and Governance Committee may retain search firms for the purpose of identifying and evaluating director candidates. The Nominating and Governance Committee also considers director-nominees identified by management and by non-management directors.

Audit Committee

The Audit Committee is a standing committee of the Board of Directors. Directors Catlow, Ciancia, Frieling, and Henning are the current members of the Audit Committee. Each member of the Audit Committee is financially literate and meets the independence standards applicable to audit committee members under the New York Stock Exchange Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. The Board of Directors has determined that Mr. Henning qualifies as an audit committee financial expert under the criteria set forth in Item 407(d)(5)(ii) of Regulation S-K. In addition to being a member of the CTS Audit Committee, Mr. Henning serves on the audit committees of three other public companies. The Board of Directors met and discussed whether or not Mr. Henning’s additional service would negatively impact his service to the CTS Audit Committee. It is the opinion of the Board of Directors that Mr. Henning’s breadth and depth of financial experience and knowledge greatly enhances the abilities and competencies of the CTS Audit Committee and that, as a retiree, Mr. Henning has ample time and capacity to serve four public company audit committees without impairment of his ability to serve the CTS Audit Committee.

The Audit Committee held nine meetings in 2008. A copy of the Audit Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/auditcharter.htm.

The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and all non-audit engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports, and recommendations of the independent auditor and the internal audit department. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management CTS’ financial statements, earnings press releases, and earnings guidance. In addition, the Audit Committee also reviews CTS’ compliance with public-company regulatory requirements and the CTS Code of Ethics.

Finance and Strategic Initiatives Committee

The Finance and Strategic Initiatives Committee is a standing committee of the Board of Directors. Directors Catlow, Frieling, Khilnani, and Profusek are the current members of the Finance and Strategic Initiatives Committee. The Finance and Strategic Initiatives Committee held two meetings in 2008. A copy of the Finance and Strategic Initiatives Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/financecharter.htm.

The Finance and Strategic Initiatives Committee reviews and makes recommendations to the Board of Directors concerning corporate financing arrangements, tax strategies, dividend policy, financial structure, acquisition and divestiture strategies, and similar matters. Additionally, the Finance and Strategic Initiatives Committee reviews and approves capital project appropriation requests for capital projects that are above certain prescribed limits.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2008, the Board of Directors held seven meetings. It is the policy of the Board of Directors that each director endeavor to attend each Annual Meeting of Shareholders, unless exigent circumstances arise. Each director standing for re-election at the 2008 Annual Meeting of Shareholders attended that meeting.

The CTS Corporation Corporate Governance Guidelines provide that an independent director is one who:

•	Is not an employee of the corporation and has not been an employee of the corporation for at least five years;

•	Is not an affiliate of the corporation other than in the capacity as a director; and has not been an affiliate of the corporation for at least five years;

•	Is not an employee or affiliate of the corporation’s present auditing firm or an auditing firm retained by the corporation within the past five years and has not been an employee or affiliate of such a firm for at least five years;

•	Is not an employee of a company on whose board an executive of the corporation presently serves as a director or has served as a director within the past five years and has not been an employee of such a company for at least five years;

•	Is not an employee of a company that accounts for at least 2% or $1 million, whichever is greater, of the corporation’s consolidated gross revenues, and has not been an employee of such a company for at least five years;

•	Is not an employee of any company which made payments to or received payments from the corporation which exceeded 2% or $1 million, whichever is greater, of that company’s consolidated gross revenues; and has not been an employee of such a company for at least five years;

•	Is not an employee or director of any company that makes direct material investments or trades in CTS stock or that regularly advises investors concerning CTS stock;

•	Does not presently receive any direct or material indirect compensation from the corporation other than compensation attributable to the director’s service as a member of the Board and its committees;

•	Has not received more than $10,000 per year in direct compensation from the corporation during the past five years, excluding compensation attributable to the director’s service as a member of the Board and its committees;

•	Does not have any other relationship with the corporation or any other entity, including charitable and civic organizations that in the opinion of the Board could be considered to effect the director’s ability to exercise his independent judgment as a director;

•	Is not an immediate family member of any individual who would fail to meet the criteria for independence set forth above.

For purposes of determining whether a director has a material relationship with the corporation apart from his service as a director, the Board of Directors has determined that the corporation’s purchase of regulated electric and gas service from a utility company does not constitute a material relationship.

Additionally, for purposes of determining whether a director has a material relationship with CTS Corporation apart from his or her service as a director, any transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K shall be deemed categorically immaterial. A copy of the CTS Corporation Corporate Governance Guidelines may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/guidelines.htm.

The Board of Directors has determined that each non-management director is an independent director and has no material relationship with CTS Corporation, apart from his or her service as a director. The Board of Directors made this determination by reference to the definition of an independent director contained in the New York Stock Exchange Corporate Governance Listing Standards and by reference to the standards set forth in the CTS Corporation Corporate Governance Guidelines. As a result, the Board of Directors concluded that Walter S. Catlow, Lawrence J. Ciancia, Thomas G. Cody, Patricia K. Collawn, Gerald H. Frieling, Jr., Roger R. Hemminghaus, Michael A. Henning, and Robert A. Profusek are each independent directors.

CTS does not have a written policy specific to transactions with related persons. However, CTS does have written policies and procedures with respect to conflicts of interest. The CTS Corporation Corporate Governance Guidelines provide that the Nominating and Governance Committee shall review any situation which might be construed to disqualify a director as independent and to make a recommendation to the Board of Directors regarding the director’s service on board committees and nomination for re-election to the Board of Directors. The Nominating and Governance Committee Charter further provides that the Nominating and Governance Committee shall review any potential director conflicts of interest and recommend appropriate action to the Board of Directors.

CTS has adopted a Code of Ethics that applies to all CTS employees, including the principal executive officer, the principal financial officer, the principal accounting officer and/or controller, and all other executive officers and non-employee directors. The CTS Code of Ethics includes ethical standards concerning conflicts of interest and potential conflicts of interest. With respect to executive officers and other employees, potential conflicts of interest must be reported to management. The Audit Committee is responsible for reviewing compliance with the Code of Ethics and reviews any potential conflict of interest involving an executive officer. A copy of the CTS Code of Ethics may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/code_of_ethics.htm.

The CTS Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. CTS reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance no less frequently than annually.

It is the policy of the Board of Directors to hold an executive session excluding management directors at each regular scheduled Board of Directors’ meeting. In 2008, an executive session was held at each regular board meeting. The Chairman of the Board of Directors presides over the executive sessions.

The Board of Directors has adopted CTS stock ownership guidelines that apply to non-employee directors and executives in order to align their interests with those of shareholders and promote enduring shareholder value. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/stockog.htm.

Shareholders and other interested parties may address written communications to individual directors, including non-management directors, or to the Board of Directors as a whole, by writing to Richard G. Cutter, Vice President, Secretary and General Counsel, at CTS’ corporate office located at 905 West Boulevard North, Elkhart, Indiana, 46514. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of CTS Corporation and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. CTS’ Secretary will compile such communications and forward them to the directors on a periodic basis. However, CTS’ Secretary has authority to disregard any communication which is primarily an advertisement or solicitation or which is threatening, obscene, or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock.  The table below lists information about the persons known by CTS Corporation to beneficially own at least 5% of its common stock as of December 31, 2008, unless a different date is indicated below. There were 33,711,225 shares of CTS common stock issued and outstanding as of December 31, 2008. The information below is derived solely from the most recent Schedules 13D or 13G, and amendments thereto, filed with the Securities and Exchange Commission.

Name and Address	Number of Shares	Percent of Class

GAMCO Asset Management Inc., et al.(1) One Corporate Center Rye, New York 10580	4,194,283	12.44%

Dimensional Fund Advisors LP(2) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78736	3,080,440	9.14%

Barclays Global Investors, NA, et al.(3) 400 Howard Street San Francisco, California 94105	2,504,323	7.43%

AXA Financial, Inc., et al.(4) 1290 Avenue of the Americas New York, New York 10104	2,235,231	6.63%

(1)	As reported on a Schedule 13D/A filed on March 6, 2009, as of that date, GAMCO Asset Management Inc. and its affiliates reported having sole voting power with respect to 4,025,783 shares and sole dispositive power with respect to 4,194,283 shares.

(2)	As reported on a Schedule 13G/A filed on February 9, 2009, Dimensional Fund Advisors LP reported having sole voting power with respect to 3,035,855 shares and sole dispositive power with respect to 3,080,440 shares.

(3)	As reported on a Schedule 13G filed on February 5, 2009, Barclays Global Investors, NA, and its affiliates reported having sole voting power with respect to 1,948,947 shares and sole dispositive power with respect to 2,504,323 shares.

(4)	As reported on a Schedule 13G/A filed on February 13, 2009, AXA Financial, Inc. and its affiliates reported having sole voting power with respect to 1,688,390 shares and sole dispositive power with respect to 2,235,231 shares.

Directors’ and Officers’ Stock Ownership.  The following table shows how much CTS common stock each named executive officer, director, and all executive officers and directors as a group, beneficially owned as of April 9, 2009, including shares covered by stock options exercisable within 60 days of April 9, 2009. Please note that, as reported in this table, beneficial ownership includes those shares a director or officer has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household with the director or officer. The shares shown as beneficially owned by all current directors and officers do not include 1,458,900 shares held by the Northern Trust Company as Trustee of the CTS Corporation Employee Benefit Plans Master Trust. The CTS Corporation Employee Benefit Plan Investment Committee has voting and investment authority over those shares.

		Options		Directors’
	Beneficially	Exercisable	Shares	Deferred
	Owned	within 60	held in	common stock		% of shares
Name	Shares(1)	days	401(k)	units(2)	Total(3)	outstanding
Donna L. Belusar	18,702	0	0	0	18,702	*
H. Tyler Buchanan	73,020	73,250	10,421	0	156,691	*
Walter S. Catlow	23,439	14,000	0	4,098	41,537	*
Lawrence J. Ciancia	31,556	14,000	0	16,365	61,921	*
Thomas G. Cody	22,445	14,000	0	4,722	41,167	*
Patricia K. Collawn	21,407	3,100	0	800	25,307	*
Richard G. Cutter	37,407	55,275	863	0	93,545	*
Gerald H. Frieling, Jr.	27,583	14,000	0	19,020	60,603	*
Roger R. Hemminghaus	40,232	14,000	0	3,267	57,499	*
Michael A. Henning	22,431	14,000	0	3,267	39,698	*
Vinod M. Khilnani	92,649	102,750	1,632	0	197,031	*
Matthew W. Long	17,285	21,875	1,593	0	40,753	*
Robert A. Profusek	22,445	14,000	0	4,722	41,167	*
Donald R. Schroeder	111,305	86,250	42,492	0	240,047	*
All Current Directors and Officers as a Group (18 total)	730,803	548,675	61,931	56,261	1,397,670	4.14%

*	Represents less than 1% of CTS common stock

(1)	Includes shares vesting within 60 days.

(2)	Includes restricted stock units that are distributable upon the director’s separation from service and convert on a one-to-one basis to shares of CTS common stock upon distribution.

(3)	No director or executive officer has pledged his or her shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis provides details about CTS’ compensation practices for the named executive officers whose names appear in the tables below. The information provided in this section should be read in conjunction with the tables and narratives that accompany the information presented.

Throughout 2008, Mr. Vinod M. Khilnani served as President and Chief Executive Officer of CTS. Effective July 2, 2007, CTS Treasurer Mr. Matthew W. Long was appointed Interim Chief Financial Officer. Mr. Long remained in that position until January 21, 2008, when Ms. Donna L. Belusar was appointed Chief Financial Officer. Mr. Long’s appointment as Interim Chief Financial Officer ended that same date, and he continues in his duties as Treasurer for CTS. The following executives are CTS’ named executive officers for 2008, as that term is defined by the Securities and Exchange Commission:

•	Mr. Vinod M. Khilnani, President and Chief Executive Officer;

•	Ms. Donna L. Belusar, Senior Vice President and Chief Financial Officer;

•	Mr. Matthew W. Long, Treasurer, (formerly Interim Chief Financial Officer);

•	Mr. H. Tyler Buchanan, Senior Vice President (retired December 31, 2008);

•	Mr. Donald R. Schroeder, Executive Vice President; and

•	Mr. Richard G. Cutter, Vice President, Secretary, and General Counsel.

CTS believes that its policies and practices as presented in this compensation discussion and analysis reflect the corporation’s compensation philosophy and enable it to attract, motivate, and retain high quality executive management. The Compensation Committee met four times in 2008 to discuss compensation matters.

CTS uses a mix of cash and equity to compensate its executives. The elements of compensation for each named executive officer include base salary, annual cash incentives, performance-based equity awards, time-based equity awards, retirement benefits, perquisites, and health and welfare benefits. Although not determinative, the Compensation Committee considers the median of peer group data provided by Towers Perrin and data that it compiles from reputable public compensation databases as guidelines when setting CTS executives’ total compensation. The Compensation Committee also considers a number of other factors when establishing executive compensation and recommending total compensation for the Chief Executive Officer. It is possible for CTS executives to earn above-market compensation in any year, but they may earn below market compensation as well, depending on individual and corporate performance for that year.

A substantial part of CTS executives’ total compensation is based on performance and is at-risk each year. As an executive officer takes on more responsibility with CTS, the Compensation Committee generally increases the percentage of his or her total compensation that is at-risk. As a result, our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. CTS believes that this practice is appropriate because the corporation’s named executive officers have the greatest ability to drive performance and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance.

Compensation Philosophy

CTS centers total compensation for each executive officer position at approximately the fiftieth percentile of compensation for similar positions at similarly situated companies based on peer benchmark data, although this measure is a guideline rather than a fixed rule. CTS’ practice to structure its executive compensation at approximately the fiftieth percentile is based upon a philosophy that by using a median award, CTS is able to balance motivating the executive with what it perceives as market-competitive factors in being able to recruit and retain top executive talent. CTS does not generally utilize a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. Beginning in 2008, however, the Compensation Committee adopted a practice whereby approximately one half of the value of an executive’s total long-term incentive award will be comprised of performance-based equity awards. The amount of compensation allocated to each element of compensation reflects allocation percentages in benchmark data for comparable positions. Factors such as level of experience, responsibilities, demonstrated performance, time with the corporation, achievement of individual and corporate goals, and retention considerations also affect the compensation level and structure. The amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of compensation paid or future pay opportunities. Factors such as the tax and accounting treatment of different forms of compensation may influence the form and structure of executive compensation, but do not necessarily affect the total level of compensation to be provided. Additionally, CTS seeks to motivate executives with performance-based incentives to maximize CTS’ performance and enhance shareholder value.

Guided by this philosophy, CTS has specifically designed and administered its executive compensation program to achieve three main objectives:

•	To provide a competitive level of total compensation necessary to attract, motivate, and retain talented and experienced executives;

•	To maximize the individual performance of each executive to help CTS achieve short-term and long-term financial and operational goals; and

•	To align the interests of CTS’ executives with the interests of its shareholders.

CTS offers executive compensation packages that contain a variety of elements. Total compensation packages are designed to achieve each of CTS’ compensation objectives as follows:

Elements of Total Compensation		Purpose
• Base salary • Retirement benefits • Health and welfare benefits • Perquisites	•	Fixed compensation necessary to attract, motivate, and help retain executive talent.

• Annual cash incentives • Performance-based equity awards	•	Variable incentive compensation to promote the achievement of specific financial and operational performance objectives.
	•	Align executives’ interests with shareholder interests.

• Time-based equity awards	•	Fixed equity awards necessary to attract and help retain executive talent.
	•	Align executives’ interests with shareholder interests.

Role of Management in Executive Compensation Decisions

In 2008, Mr. Khilnani relied on the competitive information provided by external compensation consultants as compiled by Mr. James L. Cummins, CTS’ Senior Vice President Administration. After reviewing the data compiled by Mr. Cummins, Mr. Khilnani recommends a total compensation package to the Compensation Committee for each named executive officer other than himself. As a benchmark, Mr. Khilnani’s general aim is to align each executive officer’s total compensation at approximately the fiftieth percentile of similarly situated executives. Mr. Khilnani’s practice promotes CTS’ philosophy in that by using the fiftieth percentile, or median compensation, as a benchmark in setting total compensation, the corporation will be able to attract, motivate, and retain qualified executives who will lead the corporation to achieve its goals.

How Executive Compensation is Determined

The Compensation Committee discusses the data used by Mr. Khilnani, considers his recommendations, and ultimately decides on total compensation for each named executive officer. At the February meeting of the Board of Directors, the Compensation Committee set targets for compensation opportunities that are intended to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code. For all executives other than the Chief Executive Officer, total compensation packages for the year are finalized when approved by the Compensation Committee. The Compensation Committee recommends a total compensation package for the Chief Executive Officer to the Board of Directors. This package only becomes final upon final approval by the Board of Directors.

The Compensation Committee has the responsibility to ensure that a market analysis of executive compensation is performed at regular intervals, generally every two to three years. As discussed above, the Compensation Committee considers the recommendations of the Chief Executive Officer in setting total compensation awards for each executive other than himself. The Compensation Committee also considers benchmark data compiled by or obtained from compensation consultant professionals when it sets total compensation for CTS executive officers, including the Chief Executive Officer.

In the fall of 2008, management recommended, and the Compensation Committee approved, a proposal to modify the executive compensation review process. Under the former process, the various elements of executive compensation were reviewed at separate times of the year. The revised process will enable all elements of executive compensation to be reviewed each year during the Compensation Committee’s February meeting. This new process of reviewing compensation in total streamlines and consolidates review and recommendation activities, promotes a better understanding of each executive’s complete compensation package, and improves administrative efficiency. These process changes were approved by the Compensation Committee to be implemented in a phased fashion for future compensation cycles beginning with the compensation for 2009.

Overall Mix and Structure of Compensation

Annually, the Compensation Committee considers the total compensation opportunities for each named executive officer and determines how total compensation should be allocated across the different types of compensation offered by CTS. The Compensation Committee does not generally follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers current market practices, individual performance and goal attainment and retention considerations. Generally, the Compensation Committee considers market practices to obtain a baseline of total compensation for each executive. Using this as a starting point, the Compensation Committee engages in discussion to consider the Chief Executive Officer’s recommendations with the objective of ensuring that a substantial portion of each named executive officer’s total compensation is at-risk and measured by the corporation’s performance in the short term, balanced against rewarding the officer in the long term for his or her continued contributions to the corporation. In this way, CTS believes that it is able to align the interests of the named executive officers with those of the shareholders year-over-year, as well as over the long term.

Cash incentives and equity compensation opportunities increase across the executive officer positions consistent with increasing responsibility. This structure generally means that the most senior executives will have a higher percentage of their total compensation at-risk and variable than the less senior executives. As a result, the most senior executive officers who have the greatest ability to drive CTS’ performance have the most to gain or lose based on corporate and individual performance.

In addition to cash and equity components, CTS offers its executives retirement, health and welfare benefits, and perquisites. The corporation believes that health and welfare benefits are standard practice in most peer group companies and is an expected component of overall compensation benefits provided to executive officers.

How CTS Benchmarks Executive Compensation using Market Data

For the annual executive compensation review, Mr. Cummins assembles benchmark data from well-regarded sources for all elements of compensation, including base salary, perquisites, annual incentives, incentive targets, and equity awards. This benchmark information is used by Mr. Khilnani to recommend a compensation package for each executive officer in accordance with CTS’ compensation philosophy. The benchmark data is also provided to the Compensation Committee and used as one consideration in setting executive compensation.

Towers Perrin.  Every two to three years, CTS obtains benchmark data reports from Towers Perrin for all executive officer positions in order to determine current prevailing pay rates for such positions. For years in which CTS does not purchase executive compensation data from Towers Perrin, Towers Perrin will provide guidance on the industry and market total compensation increase year-over-year. Towers Perrin provides CTS with detailed, comprehensive, and sophisticated compensation analysis which enables CTS to make well-informed decisions on executive compensation. Towers Perrin produces the benchmark data reports through analysis of information derived from multiple large surveys on the pay practices of other companies. CTS’ executive officer positions are compared to positions with similar job responsibilities in general industry and the electronics and scientific equipment industry. Towers Perrin determines competitive pay based on regression analysis, a statistical technique that considers the relationship between total revenues and compensation. Towers Perrin uses information provided by CTS on job descriptions and CTS’ financial data to select which companies and positions are appropriate comparisons for CTS’ officer positions.

Based on its review of corporate pay practices, Towers Perrin has explained to CTS that total compensation levels that are within 15% of the median of the market data are generally considered to be within the range of competitive practice. The Compensation Committee considered this guidance by Towers Perrin when establishing 2008 compensation levels, although the Compensation Committee may deviate from this guideline in light of a particular executive’s level of experience, skills, and tenure with the corporation. In cases where compensation for an executive falls substantially below the 15% of median data threshold, consistent with CTS’ compensation philosophy, the Compensation Committee will ordinarily recommend a larger increase to bring the compensation in line with the acceptable median over time. For example, in 2008, the Chief Executive Officer was substantially below the market data. After considering this and all other relevant compensation factors, the Compensation Committee recommended a larger than average increase for the Chief Executive Officer position in 2008.

The data provided by Towers Perrin does not indicate the corporations from which it is derived but provides the Compensation Committee with median data about executive officers’ total compensation from companies that are of similar size and revenue to CTS. CTS does not limit its peer group to its industry because compensation data is not available for all of its competitors and also because CTS believes that it is important to consider compensation practices at other companies of comparable size and scope in order to attract and retain executive talent.

Although CTS does not have access to the identities of the benchmarked companies, management and the Compensation Committee have confidence in the Towers Perrin market data reports because the data is pulled from large, detailed, and comprehensive survey data, because the market data for the Chief Executive Officer and Chief Financial Officer are compared against the Equilar benchmark data (discussed below), and because Towers Perrin is a well-known compensation consultant used by CTS on numerous occasions and their benchmark data has historically proven appropriate in attracting and retaining qualified and talented executives of the caliber CTS desires.

Benchmark compensation reports were obtained from Towers Perrin for use in setting 2007 executive compensation. When setting 2008 compensation, CTS aged the 2007 Towers Perrin data by applying a 4% aging factor supplied by Towers Perrin. Management and the Compensation Committee considered this inflationary guideline while setting total 2008 compensation for each executive.

In conjunction with the new executive compensation review schedule, Towers Perrin benchmark compensation reports were completed and reviewed in September 2008 for use in setting 2009 executive compensation levels.

Equilar.  Mr. Cummins consults the web-based Equilar compensation database as a source for benchmark data primarily for the Chief Executive Officer and Chief Financial Officer positions. Equilar draws data from proxy statements and reports filed with the Securities and Exchange Commission. It is difficult for CTS to establish a “pure” peer group because relatively few companies are the same size and have the same business segments as CTS. Therefore, the companies chosen for benchmark purposes were selected because they fit at least one criterion of similar revenue, similar size, similar industry or similar products and services to CTS. The companies selected for benchmarking in 2008 were ArvinMeritor, Inc., AVX Corporation, Benchmark Electronics, Inc., BorgWarner, Inc., Celestica, Inc., Flextronics International, Ltd., Frequency Electronics, Inc., Gentex Corporation, Jabil Circuit, Inc., KEMET Corporation, Key Tronic Corporation, Kimball International, Inc., LaBarge, Inc., Lear Corporation, LittelFuse, Inc., Methode Electronics, Inc., Molex Incorporated, Plexus Corp., RF Micro Devices, Inc., Sanmina-Sci Corporation, Sparton Corporation, Spectrum Control, Inc., Stoneridge, Inc., Sypris Solutions, Inc., Technitrol, Inc., Triquint Semiconductors, Inc., Vishay Intertechnology, Inc., and Williams Controls, Inc. Mr. Cummins reviews and reevaluates the Equilar peer group annually to ensure that all of the peers continue to meet at least one of the selection criteria. Peers who no longer meet such criteria, or for which information is no longer available through Equilar, may be eliminated or replaced.

Management and the Compensation Committee evaluate the Equilar data against the Towers Perrin benchmark data discussed previously. When compared, the data sources should reveal similar benchmark compensation ranges for the Chief Executive Officer and the Chief Financial Officer. A wide disparity may reveal that the Equilar peer group is inadequately representative or that the Towers Perrin data is distorted, and should be reexamined. The comparison of this data helps to assure Management and the Compensation Committee that the benchmark data used is appropriate. For 2008, the Equilar data was found by management and the Compensation Committee to be within an acceptable range.

Elements of Total Compensation

Base Salary.  Base salary is included as an element of total compensation to ensure that each named executive officer receives a minimum return for his or her service to the corporation each year. In 2008, in keeping with CTS’ compensation philosophy and objectives, the Compensation Committee determined reasonable base salaries for its named executive officers by aligning target compensation for each named executive officer at approximately the fiftieth percentile of peer executives set forth in current market compensation data provided by compensation professionals. The Compensation Committee considers the executive’s duties, responsibilities, past performance and time with the corporation in setting base salary.

The annual base salaries for named executive officers set in 2008 were as follows: Mr. Khilnani — $550,000; Ms. Belusar — $288,750; Mr. Long — $185,848; Mr. Buchanan — $272,023; Mr. Schroeder — $341,857; and Mr. Cutter — $260,416. Annual compensation as discussed above is not directly comparable to total compensation as shown in the Summary Compensation Table because it uses base salary established in June 2008, rather than salary earned in fiscal year 2008. Other compensation arrangements in which named executive officers participate are discussed below.

In light of the current business recession, the CTS executive officer base salaries were temporarily reduced five percent. This temporary salary reduction began the first pay period of February 2009, and is anticipated to expire on or about June 30, 2009, concurrent with the reinstatement of full salaries for those other corporate employees whose salaries were also temporarily reduced in early 2009. Each executive officer also took one week of unpaid furlough during the first quarter of 2009. CTS believes that as it looks to reduce costs throughout the corporation, executive pay should also be included in such cost-reduction measures.

Non-Equity Incentive Plan Compensation.  CTS believes that it is important to motivate its executives to achieve annual corporate financial goals. Therefore, CTS puts a substantial part of each executive’s total compensation at-risk by tying it directly to overall corporate performance. CTS uses an annual management incentive compensation plan, or MIP, established pursuant to the terms of the CTS Corporation 2007 Management Incentive Plan, in order to focus CTS’ executives on the most critical of its shorter-term financial metrics each year. The MIP provides for annual cash payments to named executive officers based on CTS’ financial performance and achievement of individual goals. An executive’s ultimate award is determined under a formula that provides for payment of zero to 200% of a target award based on CTS’ actual performance versus the established quantitative financial performance goals. In addition, the Compensation Committee may adjust awards downwards based upon the executive’s actual performance versus individual qualitative and quantitative goals.

Awards under the annual MIP are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. In order to qualify under Section 162(m) of the Internal Revenue Code, the material terms of the plan must be approved by the shareholders at least every five years, and goals must be set within the first 90 days of each fiscal year. The terms of the CTS Corporation 2007 Management Incentive Plan were approved by shareholders at the June 2007 Annual Meeting of Shareholders.

How Management Incentive Plan Target Awards and Performance Goals are Set.  Each February, the Compensation Committee establishes a target award and qualitative and quantitative performance goals for each executive. Target awards are set as a percentage of base salary. In setting targets, the Compensation Committee takes into consideration the median percentile targets in the Towers Perrin benchmark reports as well as internal parity. As an example, if review of the Towers Perrin benchmark data discloses that, on average, it is customary for a position to be offered an annual cash incentive representing 10% of salary, CTS will usually use a range centered on that 10% mark when it decides what is appropriate for performance-based annual cash awards. CTS’ practice to structure its executive annual cash incentive compensation at approximately the fiftieth percentile is based upon a philosophy that by using a median award, CTS is able to balance motivating the executive with what it perceives as market-competitive factors in being able to recruit and retain top executive talent.

Quantitative financial performance goals are based on CTS’ established business plan for the fiscal year. Management prepares, and the Board of Directors reviews, a business plan for each fiscal year that includes sales, earnings, key balance sheet metrics, and cash flow for each business unit. The business plan considers prior year results, strategic initiatives, approved forward investment plans, projected market demands, competition, improvement initiatives, and other factors in establishing plan budgets and results. Provided that a metric is a performance measure authorized under the terms of the CTS Corporation 2007 Management Incentive Plan, the Compensation Committee may use any of the metrics set out in the business plan to establish executive compensation awards each year.

In 2008, the Compensation Committee set quantitative financial performance goals using CTS’ operating earnings (per applicable business unit) and CTS’ earnings per share. Operating earnings was selected as a metric because operating earnings is an objective, quantitative value easily measured for performance purposes. CTS chose earnings per share from CTS’ annual business plan as a metric because it believes that earnings per share is a direct measurement of overall corporate performance which takes into consideration market conditions and provides a quantitative measurement from which CTS is able to assess the performance of its named executive officers for each particular year.

The Compensation Committee set the performance level for each of these metrics for each executive and established a minimum performance level that must be reached before an award is paid for performance based on a particular metric. When establishing performance levels for particular metrics, the Compensation

Committee will consider past and projected performance levels for both the corporation and the executive, external market conditions, presumptions for the coming year, and desired overall share performance targets for that year.

Individual qualitative and quantitative performance goals for each executive are specific items within each executive’s area of job responsibility which are related to the business plan and overall corporate objectives. These are set at the same time as the quantitative financial performance goals.

Likelihood of Executive Achieving Management Incentive Plan Goals.  Management endeavors to establish a plan that demands challenging, but achievable results given expected business conditions. While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts under the MIP will average about 100% of target. Over the past four years, payouts under the MIP based on corporate metrics alone averaged 97% of target. Over the past four years, payouts under the MIP, including corporate and business unit metrics, averaged 75% of target.

For years 2005 through 2008, the target and actual awards to all participating executives are shown below:

Historical Incentive Plan Result (2005-2008)

Determination of Actual Awards.  Actual MIP award payments are based on a formula and may vary from zero to 200% of the target award based on achievement of the quantitative financial performance goals over a range that begins below the business plan targets and extends above the business plan targets. To encourage management to focus on financial risk mitigation as well as upside opportunity, the payout “cliff” drops to zero if performance falls below a threshold level of plan achievement. On the upside, payout increases linearly as performance exceeds the business plan. One consequence of this cliff threshold and payout performance formula is that the executive’s risk of receiving no award is greater than the executive’s opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the corporation from “better than plan” performance.

How 2008 Awards were Calculated.  For CTS executives with overall corporate responsibility, Mr. Khilnani, Ms. Belusar, Mr. Long, and Mr. Cutter, performance measurements are weighted 100% for CTS’ earnings per share objective. Those executives with business unit responsibility, Mr. Buchanan and Mr. Schroeder, are weighted with 40% weighted upon earnings per share objectives and 60% weighted upon business unit operating earnings objectives. The target award for Mr. Khilnani was 75% of base salary. For Mr. Schroeder and Mr. Buchanan, the target award was 50% of base salary. For Ms. Belusar and Mr. Cutter, the target incentive was 45% of base salary. For Mr. Long it was 30% of base salary. These target awards were derived in part from competitive data provided by Towers Perrin and in part by the Compensation Committee’s judgment on internal equity of the positions, their relative value to the corporation, and the desire to maintain a consistent annual target award incentive for the Chief Executive Officer and other key executive officers of the corporation and the business units.

As mentioned previously, the named executive officers were eligible to earn from 0% to 200% of their target award. The award opportunities available to each named executive officer ranged from no payment if the goals were met below the 75% performance level to a 200% payout if the goals were met at or above the 130% performance level.

The table below lists each named executive officer’s 2008 base salary, which was used to calculate the annual target award, the officer’s 2008 annual incentive plan quantitative financial performance goals, the 2008 performance level results, and the total annual MIP incentive earned for 2008.

			2008 MIP		2008 MIP
			Performance Goals		Performance Results
				Strategic		Strategic
				Business		Business
		2008		Unit		Unit	2008	2008
		Annual		Operating		Operating	Annual	Annual
	2008 Base	Target		Earnings		Earnings	Incentive	Incentive
	Salary	Award	EPS	(000s)	EPS	(000s)	Earned	Earned
Executive	($)	(%)	($)	($)	($)(1)	($)(1)	($)	(%)

Vinod M. Khilnani	528,846	75	0.71	—	0.70	—	380,769	96
Donna L. Belusar	267,067	45	0.71	—	0.70	—	115,373	96
Matthew W. Long	182,824	30	0.71	—	0.70	—	52,653	96
H. Tyler Buchanan	268,671	50	0.71	16,403	0.70	14,427	113,782	85
Donald R. Schroeder	337,644	50	0.71	13,302	0.70	12,359	150,927	89
Richard G. Cutter, III	256,178	45	0.71	—	0.70	—	110,669	96

(1)	EPS and Strategic Business Unit Operating Earnings are downward adjusted as described below in “Use of Discretion for Downward Adjustments.”

Use of Discretion for Downward Adjustments.  The incentive plan is based upon an expected set of events, regulations, external conditions, and assumptions regarding the management team’s ability to achieve those results. While it is understood that not all factors impacting the business results are within management’s control, the business plan is expected to reflect reasonable assumptions regarding such factors, and management is expected to adjust to such factors, as best possible, while still working to achieve or exceed targeted results. Despite management efforts, such factors may still negatively impact results. However, it is also recognized that some factors, outside management’s control, may have undue impact on results, defeating the intent of the incentive in terms of motivating or rewarding participants. In order to comply with Section 162(m) of the Internal Revenue Code, however, the incentive plan precludes the Compensation Committee from exercising discretion to increase awards payable to those employees designated by the Compensation Committee as covered employees as part of the year-end calculations. As a result, targets are established at a consistent level lower than that reflected in the business plan. Establishing covered employees’ calculated incentive factors under the incentive plan at a level that enables the Compensation Committee to use its discretion to adjust awards downward achieves the same result that can be obtained by adjusting performance measures for non-covered employees (employees not subject to Section 162(m)). If no unusual condition occurs, the Compensation Committee will adjust the final result downward so that covered employees achieve the same target level achievement as non-covered employees. For 2008, the Compensation Committee downwardly adjusted the EPS result from $0.77 to $0.70, so that a consistent target achievement was met. Additionally, the Compensation Committee downwardly adjusted Mr. Schroeder’s operating earnings result from $13.359 million to $12.359 million and Mr. Buchanan’s operating earnings result from $17.427 million to $14.427 million.

Performance-Based Equity Compensation

Performance-based equity grants encourage strong financial performance while aligning executive compensation with shareholder interests. Under the terms of the performance-based plans, executives may earn restricted stock unit awards based upon achievement of financial objectives that CTS believes are beneficial to the corporation and shareholders and/or CTS’ overall performance relative to peers over a longer term. Strong financial performance is encouraged since increasing levels of performance will result in increasing awards to the executive. Evaluating performance by comparison to peers helps to assure a true measure of performance under current market conditions.

2008-2009 Performance Restricted Stock Unit Plan.  In February 2008, under the terms of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, the Compensation Committee established a two-year performance-based equity compensation plan called the 2008-2009 Performance Restricted Stock Unit Plan. Depending upon the level of CTS’ achievement of sales growth and CTS’ total stockholder return relative to an enumerated peer group over a two-year period (fiscal years 2008 and 2009), an executive officer may receive a restricted stock unit award of up to 200% of a target award established for his or her position. Relative total stockholder return was selected as it is a meaningful measure to our shareholders as it compares CTS’ stock price appreciation against the stock price appreciation of our peers. It is a particularly useful measure in volatile economic times. Sales growth was selected to reinforce senior management’s focus on increasing sales.

The Towers Perrin benchmark market data discussed previously is used by the Compensation Committee in setting the target awards. Sixty percent of the target award is weighted to relative total stockholder return and 40% of the target award is weighted to sales growth. The peer group used to measure relative total stockholder return originally consisted of 29 peer companies. The plan contains a peer group adjustment protocol. This protocol requires the removal from the peer group of a company that on the last day of a performance period is delisted from its exchange, if the peer or its successor is not relisted on the same or another specified exchange within 30 days. In such event, the relative total stockholder return is calculated as if the delisted company was never a peer. However, a bankrupt company will be retained in the peer group for calculation purposes as bankruptcy is clearly indicative of poor performance. After application of the peer group adjustment protocol removed EPCOS AG, the peer group consists of the same companies used for the Equilar comparison discussed above.

All named executive officers are participants in the 2008-2009 Performance Restricted Stock Unit Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2008. All participants must remain in the employ of the corporation throughout the performance period, which ends December 31, 2009. Performance will be measured at the end of the performance period, and awards for achievement of the performance goals will be granted in 2010 in the form of restricted stock units and will vest immediately, subject to certification of 2009 fiscal year results by CTS’ independent auditor. Awards will be settled on the basis of one share of CTS stock for each restricted stock unit on the settlement date, which will be no later than March 15, 2010.

2009-2010 Performance Restricted Stock Unit Plan.  In February 2009, under the terms of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, the Compensation Committee established another two-year performance-based equity compensation plan, called 2009-2010 Performance Restricted Stock Unit Plan. Depending upon CTS’ total stockholder return relative to an enumerated peer group over a two-year performance period (fiscal years 2009 and 2010), an executive officer may receive a restricted stock unit award of up to 200% of a target award established for his or her position. Relative total stockholder return was selected as it is a meaningful measure to our shareholders as it compares CTS’ stock price appreciation against the stock price appreciation of our peers. It is a particularly useful measure in volatile economic times. The Compensation Committee did not select sales growth as a metric for the 2009-2010 Performance Restricted Stock Unit Plan due to volatile economic conditions and the lack of visibility beyond the first two quarters of 2009 at the time when the plan was adopted.

The peer group used to measure relative total stockholder return consists of 28 peer companies, the same companies used for the Equilar comparison discussed above. The peer group adjustment protocol for this plan places companies delisted due to performance reasons and bankrupt companies at the bottom of the peer group performers. Any peer company that does not exist at the end of a performance period for any reason other than bad performance shall, for purposes of calculating relative total stockholder return, be removed from the peer group and treated as if it was never a part of the peer group.

All named executive officers, with the exception of Mr. Schroeder, are participants in the 2009-2010 Performance Restricted Stock Unit Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2009. Performance will be measured at the end of the performance period, and awards for achievement of the performance goals will be granted in 2011 in the form of restricted stock units and will vest immediately, subject to certification of 2010 fiscal year results by CTS’ independent auditor. Awards will be settled on the basis of one share of CTS stock for each restricted stock unit on the settlement date, which will be no later than March 15, 2011.

Chief Executive Officer Performance Share Agreement.  In addition to his participation in the long-term incentive plans described above, Mr. Khilnani is a party to an ongoing Performance Share Agreement with CTS, with grants made under the terms of the 2004 Omnibus Long-Term Incentive Plan. Under this agreement, CTS established a performance-based restricted stock unit award for Mr. Khilnani. An aggregate of 25,000 units may be earned over the course of three separate performance periods, commencing on July 2, 2007, July 2, 2008, and July 2, 2009, respectively, and ending on July 1, 2010, July 1, 2011, and July 1, 2012, respectively. Vesting will occur, if at all, at a rate of up to 150% of the target award on the end date of each performance period and is tied exclusively to CTS’ total stockholder return relative to an enumerated peer group of companies. The vesting rate will be determined using a matrix based on CTS’ percentile ranking compared to the peer group. The peer group used to measure relative total stockholder return originally consisted of 32 peer companies; however, the plan contains a peer group adjustment protocol. This protocol requires the removal from the peer group of a company that on the last day of a performance period is delisted from its exchange, if the peer or its successor is not relisted on the same or another specified exchange within 30 days. In such event, the relative total stockholder return is calculated as if the delisted company was never a peer. However, a bankrupt company will be retained in the peer group for calculation purposes as bankruptcy is clearly indicative of poor performance. After application of the peer group adjustment protocol set forth in the plan, removing EPCOS AG, Aeroflex Incorporated, Sirenza Microdevices, Inc., and Solectron Corporation, the peer group consists of the same companies used for the Equilar comparison discussed above.

Future Performance-Based Equity Grants.  A new omnibus equity plan is being submitted for shareholder approval at the 2009 Annual Meeting as described in this proxy statement above in “Proposal 2: Approval of the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan.” If this plan, which we refer to as the 2009 Plan, is approved, all performance-based equity compensation grants after the date of approval will be made under the 2009 Plan, with the exception of grants for the ongoing 2008-2009 Performance Restricted Stock Plan and the 2009-2010 Performance Restricted Stock Plan, which due to their award structure, require the grant to be made after the performance period. Grants pursuant to these performance restricted stock unit plans (with an on-target award of 226,000 restricted stock units up to a maximum total of 452,000 restricted stock units) will continue to be made out of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, which we refer to as the 2004 Plan, after completion of the performance periods as the relevant performance periods began during the term of the 2004 Plan. In addition, all grants under the 2004 Plan in existence prior to the approval of the 2009 Plan will continue to be settled under the 2004 Plan.

Time-Based Equity Compensation

CTS believes that stock ownership and equity-based compensation are valuable tools for motivating employees to improve CTS’ long-term performance. CTS also believes that equity grants are an effective way to align executive and shareholder interests, because a significant amount of an executive’s potential income is directly tied to enhancing shareholder value. Time-based equity grants play a critical role in retaining and motivating executive talent by assuring them that if they remain an employee in good standing they are assured an equity award. The retention of qualified executives over the longer term assists CTS in retaining valuable institutional knowledge. Additionally, this helps to assure that executives are able to meet their obligations under the stock ownership guidelines. The Compensation Committee considers equity grants as part of its review of annual executive compensation. In recent years, the Compensation Committee has generally met in June to conduct this review, although equity grants will now move toward being considered each February beginning in 2009.

2008 Grants.  For 2008 time-based equity compensation grants, CTS issued restricted stock units under the 2004 Plan. The 2009 Plan is being submitted for shareholder approval at the 2009 Annual Meeting as described by this proxy statement above in “Proposal 2: Approval of the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan.” If the 2009 Plan is approved, all time-based equity compensation grants after the date of approval will be made under the 2009 Plan, although grants in existence prior to that date will continue to be settled under of the plan under which they were granted. CTS does not have a program or policy to coordinate option or restricted stock unit grants to its executives with the release of material non-public information.

Restricted stock unit awards under the 2004 Plan are provided, and will be provided under the 2009 Plan, if approved by shareholders, to executives as well as a broader group of management employees. The Compensation Committee generally considers restricted stock unit awards as part of its review of annual executive compensation in June. The Committee grants restricted stock unit awards to executive officers, other than the Chief Executive Officer, and general managers. The Compensation Committee recommends a restricted stock unit grant for the Chief Executive Officer that is approved by the full Board of Directors. Restricted stock unit awards are settled one share of CTS common stock for each unit upon vesting. For new hires or to recognize significant individual contributions, the Compensation Committee may grant individual restricted stock unit awards to executive officers at different times during the year and may use alternative vesting schedules or distribution options.

The terms of previous restricted stock unit grants provided for vesting in installments over a five year period; however, in 2008, CTS changed the vesting schedule for new restricted stock unit grants to a three year installment vesting period. The Compensation Committee accelerated vesting to increase the perceived value of the annual awards while effectively managing expenses associated with the plan. In addition, market trends suggest a three year vesting schedule is becoming more prevalent. In June 2008, the Compensation Committee awarded restricted stock units vesting over a three year term to each executive officer, based on the recommendation of management. Management based its recommendations on the number of units to be awarded on peer data obtained from Equilar and Towers Perrin as discussed above. CTS did not grant any stock options in 2008.

CTS believes that the general practice of deferred vesting of equity awards over several years further helps to align the interests of executives with shareholders, as the value of the deferred (unvested) portion of the grant depends directly on CTS’ stock price. CTS also believes that deferred vesting helps in the retention of executives, as the terms of restricted stock unit grants provide that any unvested portion of a grant is forfeited in the event of any termination, including retirement.

Retirement Benefits and Plans

CTS’ retirement plans are designed to provide a competitive level of retirement benefits necessary to attract and retain executive talent. Retirement benefits encourage executive retention to the extent that executives are rewarded with increased benefits for extending their term of service. CTS offers a 401(k) plan to all current executives and a defined benefit plan to most current executives.

Defined Contribution Plan.  Participation in CTS’ 401(k) plan is voluntary and is open to substantially all U.S.-based CTS employees. The company’s matching contribution levels are governed by the rules in effect when employees began employment with CTS. Under the terms of the plan that are applicable to

Mr. Khilnani, Mr. Long, Mr. Buchanan, Mr. Schroeder, and Mr. Cutter, CTS matches an employee’s contributions $.50 for every dollar, up to 6% of eligible pay, for a maximum matching contribution of 3%, subject to limitations under the Internal Revenue Code.

Under the terms of the plan that are applicable to Ms. Belusar, CTS matches an employee’s contributions dollar for dollar up to the first 3% of eligible pay, and thereafter at $.50 for every dollar up to the next 2% of eligible pay, for a maximum matching contribution of 4%, subject to limitations under the Internal Revenue Code.

In light of the current business recession, effective the first pay date after February 20, 2009, CTS suspended all company matching contributions to the 401(k) plan, except those for bargaining unit employees. Therefore, company matches to executive officers’ 401(k) contributions are not currently being made. It is anticipated that the company match of employee contributions will be restored when conditions improve.

Defined Benefit Plan.  Mr. Khilnani, Mr. Long, Mr. Buchanan, Mr. Schroeder, and Mr. Cutter are eligible to participate in the CTS Corporation Pension Plan which we refer to as the Pension Plan. The Pension Plan is a tax-qualified defined benefit plan. On April 1, 2006, CTS closed the Pension Plan to new entrants. Employees and executives that join CTS after that date, such as Ms. Belusar, are ineligible to join the Pension Plan, and thus cannot earn benefits under the Pension Plan.

The Pension Plan requires participants to complete a period of vesting service in order to become eligible for a benefit. Each of the eligible named executive officers has completed the required vesting service period. The Pension Plan benefit is based on a formula representing a factor of average monthly earnings over a period of time multiplied by credited service, which determines the monthly benefit. Certain participants may elect an early retirement benefit at age 55, at a reduced benefit. Mr. Khilnani, Mr. Buchanan, Mr. Schroeder, and Mr. Cutter are eligible to take early retirement.

Under the terms of the Pension Plan, annual incentive compensation counts toward determining the sum of average earnings used in the benefit calculation. Thus, these benefits are directly affected by earned incentive compensation.

Supplemental Executive Retirement Plans.  Each named executive officer who participates in a qualified defined benefit plan also participates in a supplemental executive retirement plan, called an Individual Excess Benefit Retirement Plan. The purpose of the supplemental executive retirement plans is to restore retirement benefits the executive would otherwise have earned under the qualified defined benefit plan in the absence of limitations under the Internal Revenue Code and to provide a competitive level of retirement benefits. Benefits earned under a supplemental executive retirement plan are unfunded and are not insured by the Pension Benefit Guaranty Corporation. The terms of these plans are discussed under the caption “2008 Pension Benefits” below.

Other Compensation

CTS provides a limited set of perquisites and other compensation in order to attract, motivate, and retain executive talent. In 2008, compensation for named executive officers included a quarterly cash perquisite allowance for nonreimbursed travel expenses, reimbursement for financial planning services, reimbursement for tax preparation services, and reimbursement for an executive physical. In addition, Mr. Schroeder received a temporary living allowance to compensate him for the increased cost of living associated with his relocation from Indiana to California. Ms. Belusar also received relocation assistance and a tax gross-up on non-deductible reimbursed relocation expenses. Other compensation includes imputed income on life insurance benefits.

To create parity among the executives, as well as to better manage the potential costs associated with these perquisites, several program changes were introduced effective January 1, 2009. The changes implemented annual caps on the reimbursement of tax preparation services and executive physicals, and changed the mode of payment for financial planning services from reimbursement to a predetermined quarterly cash perquisite allowance. In addition, Mr. Schroeder’s temporary living allowance was ended in

February 2009 with Mr. Schroeder’s relocation to Illinois to assume the leadership role for the corporation’s Electronic Components business.

Health and Welfare Benefits

Named executive officers are eligible to participate in a standard set of health and welfare benefits, including medical insurance, dental insurance, vision insurance, life insurance, accidental death & dismemberment insurance, disability insurance, dependent life insurance, employee assistance plan, and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.

Agreements with Named Executive Officers

Chief Executive Officer Employment Agreement.  In conjunction with his assumption of the duties of President and Chief Executive Officer, Mr. Khilnani entered into an employment agreement with CTS effective July 2, 2007. The term of this employment agreement is two years. For a complete understanding of the employment agreement, please see the section of this proxy statement titled “Employment Agreement with Vinod M. Khilnani” below. This agreement provides assurances to and promotes the retention of our top executive, a key position. No other named executive officer has an employment agreement with CTS.

Change-In-Control Severance Agreements.  On December 5, 2007, CTS entered into change-in-control severance agreements with Mr. Khilnani, Mr. Long, Mr. Buchanan, Mr. Schroeder, and Mr. Cutter. The purpose of these agreements is to retain executives and encourage them to focus on corporate interests during times of change and uncertainty. For a complete understanding of the severance agreements, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below. On January 22, 2008, CTS entered into a change-in-control severance agreement with Ms. Belusar, similar to the terms of the Tier 1 severance agreements for other named executive officers. Ms. Belusar, however, will not receive certain retirement plan make-whole provisions as she is not a participant in the Pension Plan and does not have an Individual SERP, as discussed above. For a complete understanding of Ms. Belusar’s severance agreement, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Buchanan Retirement Agreement.  On September 25, 2008, Mr. Buchanan informed CTS that he would be retiring from the corporation effective December 31, 2008. In connection with his separation from CTS, Mr. Buchanan entered into an agreement with CTS which entitles him to a lump sum retirement payment equal to $412,500, in exchange for certain promises. For a complete understanding of Mr. Buchanan’s retirement agreement, please see the section of this proxy statement titled “Buchanan Retirement Agreement” below.

Policy on Recovery of Awards

The CTS Corporation 2007 Management Incentive Plan, under which the annual MIP is administered, and the 2009 Plan being submitted for shareholder approval each include a provision to address recoupment of incentive awards in the event of financial restatements. The recoupment provisions provide that if the Board of Directors learns of any intentional misconduct by a plan participant which contributes to CTS having to restate its financial statements, the Board may require that individual to reimburse CTS for the difference between any award he or she received and the amount of the award he or she would have received based on the financial results as restated.

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines which are administered by the Compensation Committee. The stock ownership guidelines define expected stock ownership levels for executive officers, general managers and non-employee directors. The guidelines are available online at:

http://www.ctscorp.com/governance/stockog.htm. The intent of the guidelines is to require executives and directors to maintain a significant equity stake in CTS. The stock ownership guidelines provide that executives and directors are expected to retain at least 75% of their restricted stock units until threshold ownership levels have been attained and at least 25% of any equity awards received from CTS once they have achieved the threshold levels. To avoid placing an undue tax or cash flow burden on the individual, threshold levels are established based on the premise that they will be attainable through retention of equity awards over five years. Threshold levels for named executive officers range from 15,000 share units to 100,000 share units. The Chief Executive Officer guideline applicable to Mr. Khilnani is 100,000 share units. The guideline applicable to Ms. Belusar and Mr. Schroeder is 40,000 share units. The guideline applicable to Mr. Buchanan and Mr. Cutter is 30,000 share units. The guideline applicable to Mr. Long is 15,000 share units. Share units include shares of CTS common stock, shares subject to vested options, non-vested restricted stock, and non-vested restricted stock units.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the CTS Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CTS’ Annual Report on Form 10-K for year ended December 31, 2008 and this proxy statement.

CTS CORPORATION 2008 COMPENSATION COMMITTEE

Thomas G. Cody, Chairman	Patricia K. Collawn
Walter S. Catlow	Michael A. Henning

EXECUTIVE COMPENSATION

2008 Summary Compensation Table

								Change in
								Pension
								Value and
							Non-	Non-
							Equity	Qualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
Name and Principal			Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year		($)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	Total
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	($)(j)

Vinod M. Khilnani	2008		528,846	21,480	495,217	17,152	380,769	152,584	26,682	1,622,730
President and	2007	(1)	432,000	41,920	339,237	88,696	309,135	147,155	29,635	1,387,778
Chief Executive Officer	2006		357,808	54,550	280,254	106,600	228,997	120,393	23,842	1,172,444

Donna L. Belusar	2008	(2)	267,067	—	160,474	—	115,373	—	79,854	622,768
Senior Vice President and	2007		—	—	—	—	—	—	—	—
Chief Financial Officer	2006		—	—	—	—	—	—	—	—

Matthew W. Long	2008		182,824	6,440	90,722	6,527	52,653	16,142	23,080	378,388
(Formerly Interim	2007		166,346	8,052	74,158	13,866	46,161	5,371	23,806	337,760
Chief Financial Officer)	2006		156,385	7,870	68,479	18,670	50,043	28,246	16,500	334,652
Treasurer

H. Tyler Buchanan	2008		268,671	12,960	(78,246)	6,514	113,782	1,067,755	31,674	1,423,110
Senior Vice President	2007		260,694	27,596	145,724	47,505	88,766	293,052	31,360	894,697
(Retired)	2006		252,021	38,998	170,970	52,400	97,532	278,990	31,526	922,437

Donald R. Schroeder	2008		337,644	12,960	197,036	14,679	150,927	201,922	118,060	1,033,228
Executive Vice President	2007		327,610	28,653	190,025	34,930	203,610	358,399	105,607	1,248,834
	2006		316,715	31,830	169,994	127,048	60,809	375,497	117,448	1,199,341

Richard G. Cutter	2008		256,178	12,920	155,464	7,475	110,669	100,790	34,353	677,849
Vice President, Secretary,	2007		247,171	21,850	139,730	18,903	123,462	152,281	27,291	730,688
and General Counsel	2006		238,942	23,187	132,039	79,801	137,631	107,900	33,522	753,022

(1)	Mr. Khilnani became President and Chief Executive Officer in July 2007. Compensation for 2007 therefore reflects six months of compensation as Chief Financial Officer and six months of compensation as President and Chief Executive Officer.

(2)	Ms. Belusar Joined CTS as Senior Vice President and Chief Financial Officer in January of 2008.

(3)	Amounts for 2008 represent cash payments in connection with lapse of transfer restrictions on restricted shares issued under the 1988 Restricted Stock and Cash Bonus Plan.

(4)	Assumptions made in the valuation of restricted stock units are set forth in Note I to CTS’ Consolidated Financial Statements as reported in CTS’ Annual Report on Form 10-K for the year ended December 31, 2008. Mr. Buchanan’s retirement and consequent forfeiture of time-based restricted stock units resulted in the crediting of amounts previously expensed.

(5)	Assumptions made in the valuation of stock options are set forth in Note I to CTS’ Consolidated Financial Statements as reported in CTS’ Annual Report on Form 10-K for the year ended December 31, 2008.

(6)	Amounts for 2008 represent payments earned under the 2008 Management Incentive Plan.

(7)	Other than for Mr. Buchanan and Ms. Belusar, the change in pension value for 2008 is based on the difference between the estimated present value of each accrued benefit for named executive officers as of December 31, 2008 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan and the estimated present value of each named executive officer’s accrued benefit as of December 31, 2007 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan. Calculations are made based on the assumptions described under the caption “2008 Pension Benefits” below. Because of his December 31, 2008 retirement, Mr. Buchanan’s change in pension value for 2008 is based on the difference between the actual present value of his accrued benefit as of December 31, 2008 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan and the estimated present value of his accrued benefit as of December 31, 2007 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan. These amounts do not include any above-market or preferential earnings on non-qualified deferred compensation. Ms. Belusar does not participate in the CTS Corporation Pension Plan and does not have an Individual Excess Benefit Retirement Plan.

(8)	Amounts in this column for 2008 reflect the following perquisites and personal benefits:

(i)	for Mr. Khilnani, a cash perquisite allowance and tax preparation services.

(ii)	for Ms. Belusar, $34,379 for non-deductible reimbursed relocation expenses, a $16,067 associated tax gross-up, a $4,000 miscellaneous moving expense, a cash perquisite allowance, and financial planning services.

(iii)	for Mr. Long, a cash perquisite allowance and investment advisory services.

(iv)	for Mr. Buchanan, a cash perquisite allowance, tax preparation services, and investment advisory services.

(v)	for Mr. Schroeder, an $80,400 temporary living allowance, a cash perquisite allowance, financial planning services, and tax preparation services.

(vi)	for Mr. Cutter, a cash perquisite allowance, financial planning services, and tax preparation services.

2008 Grants of Plan-Based Awards

								All
								Other
								Stock	All Other
		Estimated Possible Payouts			Estimated Future Payouts			Awards:	Option
		Under			Under			Number	Awards:		Grant
		Non-Equity Incentive Plan			Equity Incentive Plan			of	Number of	Exercise or	Date Fair
		Awards			Awards			Shares	Securities	Base Price	Value of
								of Stock	Underlying	of Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Vinod M. Khilnani
2008 Management Incentive Plan		198,318	396,635	793,270
2007 Performance Stock Unit Plan(1)	02/05/2008							3,600			37,764
2008-2009 Performance Restricted Stock Unit Plan(2)	02/05/2008				15,000	30,000	60,000
2004 Omnibus Long-Term Incentive Plan	06/04/2008							30,000			325,500

Donna L. Belusar
2008 Management Incentive Plan		60,090	120,180	240,360
2004 Omnibus Long-Term Incentive Plan(3)	02/04/2008							25,000			265,500
2008-2009 Performance Restricted Stock Unit Plan(2)	02/05/2008				6,000	12,000	24,000
2004 Omnibus Long-Term Incentive Plan	06/04/2008							10,000			108,500

Donald R. Schroeder
2008 Management Incentive Plan		84,411	168,822	337,644
2007 Performance Stock Unit Plan(1)	02/05/2008							3,000			31,470
2008-2009 Performance Restricted Stock Unit Plan(2)	02/05/2008				6,000	12,000	24,000
2004 Omnibus Long-Term Incentive Plan	06/04/2008							10,000			108,500

H. Tyler Buchanan
2008 Management Incentive Plan		67,168	134,336	268,672
2007 Performance Stock Unit Plan(1)	02/05/2008							2,400			25,176
2008-2009 Performance Restricted Stock Unit Plan(2)	02/05/2008				5,000	10,000	20,000
2004 Omnibus Long-Term Incentive Plan	06/04/2008							10,000			108,500

Richard G. Cutter
2008 Management Incentive Plan		57,640	115,280	230,560
2007 Performance Stock Unit Plan(1)	02/05/2008							2,100			22,029
2008-2009 Performance Restricted Stock Unit Plan(2)	02/05/2008				4,250	8,500	17,000
2004 Omnibus Long-Term Incentive Plan	06/04/2008							8,000			86,800

Matthew W. Long
2008 Management Incentive Plan		27,424	54,847	109,694
2007 Performance Stock Unit Plan(1)	02/05/2008							900			9,441
2008-2009 Performance Restricted Stock Unit Plan(2)	02/05/2008				2,000	4,000	8,000.
2004 Omnibus Long-Term Incentive Plan	06/04/2008							4,000			43,400

(1)	In February 2007, the Compensation Committee established terms applicable to performance-based equity compensation awards for fiscal year 2007 under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Restricted stock units for achievement of the performance goals were granted in February 2008 following certification of 2007 fiscal year results by CTS’ independent auditor.

(2)	In February 2008, the Compensation Committee established terms applicable to performance-based equity compensation awards for fiscal years 2008 and 2009 under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Restricted stock units for achievement of the performance goals will be issued in February 2010 following certification of 2009 fiscal year results by CTS’ independent auditor.

(3)	Ms. Belusar was awarded 25,000 restricted stock units upon commencement of her employment with CTS. This award vests in 20% installments each year over five years and is intended to assist her in reaching required stock ownership guideline levels within an acceptable timeframe.

Employment Agreement with Vinod M. Khilnani.  On June 14, 2007, CTS entered into an employment agreement with Mr. Khilnani, which became effective on July 2, 2007. The term of the agreement is two years. The agreement vests Mr. Khilnani all of the duties customarily incident to the positions of President and Chief Executive Officer in publicly traded companies. The agreement provides that Mr. Khilnani’s salary, bonus, and other compensation will be recommended by the Compensation Committee and set by the Board of Directors. The agreement also provides that Mr. Khilnani’s base salary shall not be reduced below $500,000, the base salary in effect on the date of the agreement, unless there is in effect a general salary reduction affecting all of CTS’ employees. Per the agreement, Mr. Khilnani is entitled to participate in incentive compensation programs on terms no less favorable than other CTS senior executive officers, and he is entitled to participate in CTS’ pension, retirement savings, health and welfare, and other employee benefit plans on a basis consistent with that offered to other salaried employees of CTS, to the extent permitted by law.

The agreement provides that if CTS terminates Mr. Khilnani’s employment under certain circumstances or Mr. Khilnani terminates his employment for good reason, as defined in the agreement, CTS will provide Mr. Khilnani with compensation equal to his current base salary and his target incentive compensation for the calendar year prior to termination for a period of two years following the termination date. To bring the payment provisions into compliance with Section 409A of the Internal Revenue Code, on December 3, 2007, CTS amended Mr. Khilnani’s agreement to reflect that Severance Benefits will be paid in a single lump sum cash payment as soon as practicable but not more than 90 days after the date of Mr. Khilnani’s separation from service (within the meaning of Section 409A); provided, however, that if Mr. Khilnani is a specified employee as defined in Section 409A, such payment shall be paid on the earlier of (1) the first day of the seventh month following the date of his separation from service or (2) his death. In addition, this amendment clarified that termination did not occur under the employment agreement until such event qualified as separation of service within the meaning of Section 409A and clarified that Mr. Khilnani would be ineligible for additional severance under CTS’ Severance Pay-Exempt Salaried Employees Policy, or any successor to that policy, if he were in fact paid severance pursuant to his employment agreement.

Mr. Khilnani does not receive any compensation for his service as a director of the corporation.

Compensation Arrangements.  CTS does not have employment agreements with any executive officers other than Mr. Khilnani. Annual base salary for each named executive officers, other than Mr. Khilnani, is determined by the Compensation Committee of the Board of Directors. Mr. Khilnani’s annual base salary is determined by the Board of Directors based on a recommendation by the Compensation Committee.

Buchanan Retirement Agreement.  On September 25, 2008, Mr. Buchanan informed CTS that he would be retiring from the corporation effective December 31, 2008. In connection with his separation from CTS, Mr. Buchanan entered into an agreement with CTS pursuant to which he will be entitled to receive a lump sum payment in 2009 equal to $412,500. Mr. Buchanan’s awards under the annual MIP and any other cash or equity compensation program will be governed by the terms of those plans. In consideration of the benefits provided under the agreement, Mr. Buchanan agreed to maintain certain CTS information as confidential, to refrain from competing with CTS for a period of eighteen months following his separation on December 31, 2008, to do nothing that would be inconsistent with the interests of CTS, and to refrain from disparaging or intentionally harming CTS’ reputation.

Bonuses.  Amounts shown in the “Bonus” column in the 2008 Summary Compensation Table reflect cash payments under the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan. Under that plan, recipients receive a cash award equal to the fair market value of each restricted share of CTS stock on the date the restrictions lapse. The plan provided for awards to vest over a five-year period. No awards have been made under that plan since 2003 and the Compensation Committee has expressed its intent to make no future awards under this plan. Dividends are paid on restricted shares at the same rate applicable to non-restricted shares of CTS common stock.

Non-Equity Incentive Plan Compensation.  In 2008, each named executive officer, along with other officers and key employees, participated in the annual MIP. The Compensation Committee adopted this annual cash incentive Plan under the terms of the 2007 CTS Corporation Management Incentive Plan approved by the shareholders in 2007. Corporation-wide and strategic business unit quantitative financial performance goals were established for the 2008 fiscal year under the annual MIP. Each participant was also assigned objective qualitative performance goals for the 2008 fiscal year which contributed to CTS’ financial performance. A target award was established for each participant based on a percentage of his or her base salary. The Compensation Committee established the performance goals and target awards for each named executive officer, other than Mr. Khilnani. The Board of Directors approved the performance goals and target award for Mr. Khilnani based on a recommendation by the Compensation Committee. The percentage of achievement of performance goals determined the percentage of the target award which each participant earned. Amounts shown in the Summary Compensation Table reflect awards based on achievement of operating earnings (per applicable business unit) and CTS’ earnings per share goals. Determination of the achievement of quantitative performance goals was subject to the completion of the annual audit and certification of CTS’ 2008 fiscal year results by its independent auditor. CTS paid the awards to participants in the form of lump sum cash payments. A chart detailing the targets and payouts for each executive officer, and additional information on how awards are calculated appears in the Compensation Discussion and Analysis section of this proxy statement entitled “Annual Cash Incentives.”

Performance-Based Equity Compensation.  In order to tie a substantial portion of executive pay to the overall financial performance of the corporation, while aligning the interests of CTS’ executives with those of shareholders over the longer term, CTS has established performance-based equity compensation plans under the terms of the 2004 Omnibus Long-Term Incentive Plan. The terms of the 2008-2009 Performance Restricted Stock Plan pay an executive a percentage between 0-200% of a target award in RSUs, based upon how well the corporation performs in two key metrics, sales growth and relative total shareholder return, over a two year performance period. Sixty percent of the target award is weighted to relative total stockholder return and 40% of the target award is weighted to sales growth. The peer group used to measure relative total stockholder return is the same peer group used for the Equilar comparison discussed previously. All named executive officers are participants in the 2008-2009 Performance Restricted Stock Unit Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2008. Restricted stock units for achievement of the performance goals will vest and be issued in 2010 subject to certification of 2009 fiscal year results by CTS’ independent auditor. CTS also has established the terms of the 2009-2010 Performance Restricted Stock plan which operates in much the same manner, with a possible payout of 0-200% of a target award payable in RSUs, but in this plan the sole performance measure is relative total shareholder return. The peer group used to measure relative total stockholder return is the same peer group used for the 2008-2009 Performance Restricted Stock Plan. All executive officers with the exception of Mr. Schroeder are participants in the 2009-2010 Performance Restricted Stock Unit Plan. The awards are also intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2009. Restricted stock units for achievement of the performance goals will vest and be issued in 2011 subject to certification of 2010 fiscal year results by CTS’ independent auditor. Finally, Mr. Khilnani and the corporation have entered into a performance-based compensation arrangement. An aggregate of 25,000 units may be earned over the course of three separate performance periods, commencing on July 2, 2007, July 2, 2008, and July 2, 2009, respectively, and ending on July 1, 2010, July 1, 2011, and July 1, 2012, respectively. Vesting will occur, if at all, at a rate of up to 150% of the target award on the end date of each performance period and is tied exclusively to CTS total stockholder return relative to an enumerated peer group of companies. The vesting rate will be determined using a matrix based on CTS’ percentile ranking compared to the peer group. The peer group is the same peer group used for the Equilar comparison discussed previously.

Time-Based Equity Compensation.  The Compensation Committee has historically awarded equity-based compensation to named executive officers on an annual basis. In 2008, the Compensation Committee awarded the named executive officers other than Mr. Khilnani restricted stock units and stock options under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan. The Board of Directors approved the grant of restricted stock units to Mr. Khilnani under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan based on the recommendation of the Compensation Committee. Restricted stock unit awards distribute one share of CTS common stock for each unit upon vesting. The award recipient does not receive dividends or other rights related to CTS common stock until vested. Restricted stock units historically vested in 20% installments over a period of five years but in 2008 this was changed to a three year vesting schedule. Non-vested restricted stock units are forfeited upon termination of employment, except in the case of death, disability or change-in-control of the corporation, which events accelerate the vesting of restricted stock units.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards					Stock Awards
						Number of		Market Value
	Number of	Number of				Shares or		of Shares or
	Securities	Securities				Units of		Units of
	Underlying	Underlying		Option		Stock Held		Stock Held
	Unexercised	Unexercised		Exercise	Option	That Have		That Have
	Options	Options		Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Vinod M. Khilnani	5,500	5,500	(1)	13.68	6/06/2016	—		—
	16,500	5,500	(2)	11.11	6/07/2015	—		—
	17,500	0		11.04	6/08/2014	—		—
	20,000	0		9.78	6/11/2013	—		—
	15,000	0		7.70	7/30/2012	—		—
	20,000	0		25.10	5/6/2011	—		—
	—	—		—	—	99,100	(3)	546,041

Donna L. Belusar	—	—		—	—	35,000	(4)	192,850

Donald R. Schroeder	4,500	4,500	(1)	13.68	6/06/2016	—		—
	15,000	5,000	(2)	11.11	6/07/2015	—		—
	10,500	0		11.04	6/08/2014	—		—
	18,000	0		9.78	6/11/2013	—		—
	15,000	0		7.70	7/30/2012	—		—
	12,000	0		23.00	4/17/2011	—		—
	4,000	0		50.00	6/22/2010	—		—
	—	—		—	—	42,600	(5)	234,726

H. Tyler Buchanan	3,500	3,500	(1)	13.68	6/06/2016	—		—
	6,000	2,000	(2)	11.11	6/07/2015	—		—
	8,000	0		11.04	6/08/2014	—		—
	18,000	0		9.78	6/11/2013	—		—
	12,000	0		7.70	7/30/2012	—		—
	8,000	0		23.00	4/17/2011	—		—
	3,000	0		50.00	6/22/2010	—		—
	5,000	0		46.00	10/19/2009	—		—
	6,000	0		33.625	06/23/2009	—		—
	—	—		—	—	2,400	(6)	13,224

Richard G. Cutter	3,250	3,250	(1)	13.68	6/06/2016	—		—
	7,275	2,425	(2)	11.11	6/07/2015	—		—
	7,200	0		11.04	6/08/2014	—		—
	14,500	0		9.78	6/11/2013	—		—
	8,000	0		7.70	7/30/2012	—		—
	8,000	0		23.00	4/17/2011	—		—
	3,000	0		50.00	6/22/2010	—		—
	—	—		—	—	33,800	(7)	186,238

Matthew W. Long	1,250	1,250	(1)	13.68	6/06/2016	—		—
	1,875	625	(2)	11.11	6/07/2015	—		—
	2,500	0		11.04	6/08/2014	—		—
	5,000	0		9.78	6/11/2013	—		—
	4,000	0		7.70	7/30/2012	—		—
	6,000	0		23.00	4/17/2011	—		—
	—	—		—	—	18,700	(8)	103,037

(1)	Award granted on June 7, 2006 vests in 25% installments each year commencing on June 7, 2007.

(2)	Award granted on June 8, 2005 vests in 25% installments each year commencing on June 8, 2006.

(3)	3,600 restricted stock units will vest on June 9, 2009; 3,800 restricted stock units will vest on June 8, 2009 and 2010; 3,100 restricted stock units will vest on June 7, 2009, 2010, and 2011; 5,000 restricted stock units will vest on July 2, 2009, 2010, 2011, and 2012; 9,999 restricted stock units will vest on June 4, 2009; 10,002 restricted stock units will vest on June 4, 2010; 9,999 restricted stock units will vest on June 4, 2011; 25,000 restricted stock units will vest on October 4, 2009; 3,600 restricted stock units will vest on December 31, 2010.

(4)	5,000 restricted stock units will vest on February 4, 2009, 2010, 2011, 2012, and 2013; 3,333 restricted stock units will vest on June 4, 2009; 3,334 restricted stock units will vest on June 4, 2010; 3,333 restricted stock units will vest on June 4, 2011.

(5)	3,200 restricted stock units will vest on June 9, 2009; 3,400 restricted stock units will vest on June 8, 2009 and 2010; 2,800 restricted stock units will vest on June 7, 2009, 2010, and 2011; 2,800 restricted stock units will vest on June 6, 2009, 2010, 2011, and 2012; 3,333 restricted stock units will vest on June 4, 2009; 3,334 restricted stock units will vest on June 4, 2010; 3,333 restricted stock units will vest on June 4, 2011; 3,000 restricted stock units will vest on December 31, 2010.

(6)	2,400 restricted stock units will vest on December 31, 2010.

(7)	2,400 restricted stock units will vest on June 9, 2009; 2,600 restricted stock units will vest on June 8, 2009 and 2010; 2,300 restricted stock units will vest on June 7, 2009, 2010, and 2011; 2,300 restricted stock units will vest on June 6, 2009, 2010, 2011, and 2012; 2,667 restricted stock units will vest on June 4, 2009 and 2010; 2,666 restricted stock units will vest on June 2, 2011; 2,100 restricted stock units will vest on December 31, 2010.

(8)	1,200 restricted stock units will vest on June 9, 2009; 1,200 restricted stock units will vest on June 8, 2009 and 2010; 1,000 restricted stock units will vest on June 7, 2009, 2010, and 2011; 1,000 restricted stock units will vest on June 6, 2009, 2010, 2011, and 2012; 800 restricted stock units will vest on September 12, 2009, 2010, 2011, and 2012; 1,334 restricted stock units will vest on June 4, 2009; 1,333 restricted stock units will vest on June 4, 2010 and 2011; 900 restricted stock units will vest on December 31, 2010.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Vinod M. Khilnani	—	—	16,900	$178,536	(1)

Donna L. Belusar	—	—	—	—

Donald R. Schroeder	—	—	13,400	$144,836	(2)

H. Tyler Buchanan	—	—	11,200	$121,048	(3)

Richard G. Cutter	—	—	10,600	$114,576	(4)

Matthew W. Long	—	—	5,600	$62,224	(5)

(1)	Includes $15,120 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(2)	Includes $12,960 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(3)	Includes $12,960 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(4)	Includes $10,800 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(5)	Includes $4,320 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

2008 Pension Benefits

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
Vinod M. Khilnani	CTS Corporation Pension Plan(1)	7.78	138,542	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	7.78	453,683	—

Donna L. Belusar	CTS Corporation Pension Plan	—	—	—

	CTS Corporation Individual Excess Benefit Retirement Plan	—	—	—

Matthew W. Long	CTS Corporation Pension Plan(1)	12.56	102,469	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	12.56	10,272	—

H. Tyler Buchanan	CTS Corporation Pension Plan(1)	31.78	985,124	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	31.78	1,383,259	—

Donald R. Schroeder	CTS Corporation Pension Plan(1)	36.44	1,372,116	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	36.44	1,377,609	—

Richard G. Cutter, III	CTS Corporation Pension Plan(1)	9.56	236,539	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	9.56	360,412	—

(1)	Mr. Buchanan retired effective December 31, 2008. The present value of his qualified benefit is the present value of his 75% joint and survivor annuity benefit of $6,534 per month. The present value used a discount rate of 6.90%. For Mr. Khilnani, Mr. Schroeder, Mr. Cutter, and Mr. Long, the actuarial present value of qualified benefits is calculated as a single life annuity, deferred to age 65 without pre-retirement decrements.

(2)	Mr. Buchanan retired effective December 31, 2008. The present value of his Individual Excess Benefit Retirement Plan benefit is the actual value of his lump sum benefit as of December 31, 2008. For Mr. Khilnani, Mr. Schroeder, Mr. Cutter, and Mr. Long, the actuarial present value of Individual Excess Benefit Retirement Plan benefits is calculated as a lump sum, deferred to age 65 without pre-retirement decrements. Additionally, the SERP lump sum segment rates used for Mr. Cutter as of December 31, 2008 include a 20% phase-in of the November 2008 30-Year Treasury rate as he will reach age 65 before the Pension Protection Act assumptions are 100% phased in. All other participants reach age 65 after the Pension Protection Act assumptions are phased in.

Pension Benefits.  The CTS Corporation Pension Plan, which we refer to as the Pension Plan, is a tax-qualified defined benefit plan. The Pension Plan requires participants to complete five years of vesting service in order to be eligible for a benefit. On April 1, 2006, CTS closed the Pension Plan to new entrants.

Employees and executives that join CTS after that date, such as Ms. Belusar, are ineligible to join the Pension Plan, and thus cannot earn benefits under the Pension Plan. Each of the pension-eligible named executive officers, Mr. Khilnani, Mr. Long, Mr. Buchanan, Mr. Schroeder, and Mr. Cutter, have completed the required vesting service period. The benefit formula is 1.25% of average monthly pay during the three calendar years of the participant’s last ten calendar years of service in which the participant received the highest pay, multiplied by a participant’s credited service to arrive at a monthly benefit. For calculation purposes, pay includes amounts reported in the salary, bonus, and non-equity incentive plan columns of the Summary Compensation Table. Benefits under the Pension Plan are not subject to any deduction for social security or other offsets. Normal retirement age under the pension plan is age 65. Participants with five years of credited service may elect an early retirement benefit at age 55. Mr. Khilnani, Mr. Buchanan, Mr. Schroeder, and Mr. Cutter are currently eligible to elect early retirement. As previously announced, Mr. Buchanan has elected early retirement. Early retirement benefits are reduced by 0.25% for each month that the participant may receive a benefit between the ages of 55 and 65. The normal form of benefit under the Pension Plan is a single life annuity. Married participants receive a reduced benefit under a joint and 50% survivor annuity absent spousal consent to waive this benefit. Married participants may also elect to receive their benefit under a joint and 75% survivor annuity.

Section 415(b)(1) of the Internal Revenue Code, placed a limit of $185,000 for 2008 on the amount of annual pension benefits that may be paid from a tax-qualified plan. Section 401(a)(17) of the Internal Revenue Code limits the amount of annual compensation that may be taken into account in calculating a benefit under a tax-qualified plan to $230,000 for 2008. The Pension Plan includes a supplemental benefit for named participants, including each of the named executive officers, except Mr. Long, that allows for payment of benefit amounts, to the extent permitted by the Code in excess of the benefit amounts that would be permitted by those provisions.

Prior to December 5, 2007, the named executive officers other than Ms. Belusar participated in one of two CTS excess benefit retirement plans, referred to as the Prior SERPs. However, these Prior SERPs were not compliant with Section 409A of the Internal Revenue Code. Therefore, benefits under these Prior SERPs were replaced by non-qualified Individual Excess Benefit Retirement Plans, referred to as an Individual SERP, for each named executive officer employed with CTS on December 5, 2007. As Ms. Belusar is not a participant in the Pension Plan and since she was not a member of a prior SERP or employed with CTS on December 5, 2007, she does not have an Individual SERP. All other named executive officers are participants in Individual SERPs. The Individual Excess Benefit Retirement Plans provide that upon retirement, the participant will receive a supplemental retirement benefit equal to the difference between his actual benefit under the Pension Plan and the benefit the participant would receive under the Pension Plan if restrictions imposed on the calculation of benefits under tax-qualified plans were disregarded and the percentage of the participant’s compensation reflected in the Pension Plan benefit formula was replaced with a percentage specified in the Individual SERP. This specified percentage is designed to place the executive in approximately the same financial position as they would have enjoyed under the Prior SERPs, which had a smaller multiplier factor and which also included 50% of the fair market value of restricted stock units which would have vested during the three highest pay calendar years in the pay calculation.

So as to comply with Section 409A of the Internal Revenue Code, the Individual SERPs provide that participants will receive the actuarial present value of the benefit, payable as a single lump sum cash payment from the general assets of CTS, in the seventh month after the participant’s employment terminates, or age 55, whichever is later. The actuarial present value is determined using the actuarial assumptions required by the Pension Protection Act as well as those employed under the Pension Plan for determining lump sum cash outs in the plan year during which the separation from service occurs or at age 55, whichever is later. If the participant’s separation from service occurs on or after age 55, the participant will receive interest on the lump sum amount for the period between his separation from service and its payment at an interest rate equal to the single rate equivalency of the lump sum interest rate assumptions used to calculate the lump sum amount.

Potential Payments Upon Termination or Change-in-Control.  Each named executive officer has a change-in-control severance agreement. There are two versions of the severance agreement. The first version is referred to as a Tier 1 severance agreement and the second version is referred to as a Tier 2 severance agreement. Mr. Khilnani, Mr. Buchanan, Mr. Schroeder, and Mr. Cutter are beneficiaries of Tier 1 severance agreements. On January 22, 2008, Ms. Belusar entered into a modified Tier 1 severance agreement, which is substantially the same as all other Tier 1 severance agreements except Ms. Belusar will not have the benefit of certain retirement plan make-whole provisions since she is not a participant in the Pension Plan and does not have an Individual SERP, as discussed above. Mr. Long is the beneficiary of a Tier 2 severance agreement.

Under the Tier 1 severance agreement, a change-in-control is defined generally as: (1) the acquisition by any person of 25% or more of CTS’ voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the board; (3) a reorganization, merger, consolidation, or sale of all or substantially all of CTS’ assets, subject to certain exceptions; or (4) the approval by the shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

An executive with a Tier 1 severance agreement is entitled to severance compensation if, within three years after a change-in-control, the executive terminates his or her employment for good reason or his or her employment is terminated by CTS or its successor for any reason other than cause, disability, or death; provided, that on each anniversary of a change-in-control, the three-year period is automatically extended for one year unless either party provides notice otherwise. Good reason is defined generally as: (1) the failure to maintain the executive in his or her office or position or an equivalent or better office or position; (2) a significant adverse change in the nature of the executive’s duties; (3) a reduction in the executive’s base or incentive pay or an adverse change in any employee benefits; (4) the executive’s good faith determination that as a result of a change in circumstances following the change-in-control, he or she is unable to carry out or has suffered a substantial reduction in the duties he or she had prior to the change-in-control; (5) a successor entity’s failure to assume all obligations of CTS under the severance agreement; (6) CTS or its successor moves the executive’s principal work location by more than 35 miles or requires him or her to travel at least 20% more; (7) CTS or its successor commits any material breach of the severance agreement; or (8) CTS’ stock ceases to be publicly traded or listed on the New York Stock Exchange. An executive who separates from service after the commencement of discussions with a third party that ultimately results in a change-in-control may be treated as separating from service following the change-in-control for purposes of the severance agreement.

Compensation under the Tier 1 severance agreement includes: (1) a lump sum payment equal to three times the sum of the greater of the executive’s base salary at the time of the change-in-control or the executive’s average base salary over the three years prior to termination plus the greater of the executive’s average incentive pay over the three years prior to the change-in-control or the executive’s target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 36 months following termination at the executive’s expense, with CTS reimbursing the executive for the portion of the premium in excess of the employee share for such coverage (and if such coverage causes the executive to incur tax because it cannot be provided by a corporate plan, the corporation will reimburse the executive for such additional tax), provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) a lump sum payment equal to the increase in actuarial value of the benefits under CTS’ qualified and supplemental retirement plans that the executive would have received had he or she remained employed for 36 months following his or her termination date (inapplicable to Ms. Belusar); (4) a lump sum payment equal to 0.90 times three times the executive’s average matching contribution percentage under the 401(k) plan for the three prior years times the lesser of the executive’s salary and incentive pay or the maximum amount of compensation that may be taken into account under the 401(k) plan, to compensate for the amounts that CTS would have contributed to the executive’s 401(k) plan account had the executive remained employed for 36 months following his or her termination; (5) reimbursement of up to $30,000 for outplacement services; (6) reimbursement of legal, tax and estate planning expense related to the severance agreement; (7) a lump sum payment equal to the executive’s target incentive pay for the year in which the termination occurs, prorated based on his or her number of months of actual service during the year; and (8) accelerated vesting, exercise rights and lapse of restrictions on all equity-based compensation awards. In addition, if any payments made to the executive are subject to excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, the executive will receive an additional payment to put the executive in the same after-tax position as if no excise tax had been imposed.

To the extent that the executive receives severance benefits under the severance agreement, the executive may not, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with CTS or its successor. In addition, for a period of three years after separation from service, the executive may not solicit any corporate employee to leave employment with CTS or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries and may not assist any organization with whom the executive is associated in taking such actions. The executive is generally entitled to be reimbursed by CTS for legal fees incurred to enforce his rights under the severance agreement.

The Tier 2 severance agreement is substantially similar to the Tier 1 described above except that certain eligibility periods and severance amounts are different. Specifically, Tier 2 participants will be entitled to severance compensation if within two years after the change-in-control, he or she terminates his or her employment for good reason (as described above) or CTS or its successor terminates the executive for any reason except cause, disability, or death. The severance eligibility period, however, does not automatically extend under the Tier 2 severance agreement.

Further, under the Tier 2 severance agreement, compensation to which a participating executive is entitled includes: (1) a lump sum equal to one and one half (1.5) times the sum of the greater of the executive’s base salary at the time of the change-in-control or the executive’s average base salary over the three years prior to termination plus the greater of the executive’s average incentive pay over the three years prior to the change-in-control or the executive’s target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 12 months following termination at the executive’s expense, with CTS reimbursing the executive for the portion of the premium in excess of the employee share for such coverage, (and if such coverage causes the executive to incur tax because it cannot be provided by a corporate plan, CTS will reimburse the executive for such additional tax), provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) a lump sum payment equal to the increase in actuarial value of the benefits under CTS’ qualified and supplemental retirement plans that the executive would have received had he or she remained employed for 12 months following his or her termination date; (4) a lump sum payment equal to 0.96 times the executive’s average matching contribution percentage under the 401(k) plan for the three prior years times the lesser of the executive’s salary and incentive pay or the maximum amount of compensation that may be taken into account under the 401(k) plan, to compensate for the amounts that CTS would have contributed to the executive’s 401(k) plan account had the executive remained employed for 12 months following his or her termination; (5) reimbursement of up to $15,000 for outplacement services; (6) a lump sum payment equal to the executive’s target incentive pay for the year in which the termination occurs, prorated based on his or her number of months of actual service during the year; and (7) accelerated vesting, exercise rights and lapse of restrictions on all equity-based compensation awards.

In addition, a Tier 2 severance agreement does not provide for an additional payment if any amount or benefit to be paid to the executive would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code. Instead, the payments and benefits under the Tier 2 severance agreement will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment; provided, however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after tax basis (taking into account the excise tax imposed pursuant to Section 4999, or any successor provision, or any other tax). The period of non-solicitation of corporate employees under this second version is two years from separation of service. In all other material respects, this second version of the severance agreement is consistent with the terms of the above-described Tier 1 severance agreement.

Severance compensation under both the Tier 1 and the Tier 2 severance agreements is designed to comply with Section 409A of the Code. Lump sum payments of severance compensation are generally to be made as soon as practicable but not more than ninety days after the executive separates from service; provided, however, that if the executive is a specified employee within the meaning of Section 409A of the Internal Revenue Code, then the payment shall be made on the earlier of the first day of the seventh month following the date of the executive’s separation from service or the executive’s death. Payment of severance compensation under the change-in-control severance agreement will be reduced to the extent of any corresponding payments under any other agreement. The terms of the severance agreements will expire December 31, 2011 or, if triggered, at the end of the severance period.

Assuming that a change-in-control event occurred and the named executive officer was terminated without cause on December 31, 2008, the estimated severance compensation provided to each named executive officer is as follows:

					Perquisites
					Outplacement
		Vesting of			Tax/Estate
	Vesting of	Non-Vested			Planning
	Non-Vested	Restricted	Pension	Welfare	Relocation &		Pro Rata
	Stock	Stock &	Benefit	Benefit	401(k) match		Target	Excise Tax
Name	Options	RSUs	Equivalent	Equivalent	makeup	Severance	Incentive	Gross Up	Total
Vinod M. Khilnani	—	849,091	1,356,551	33,237	58,630	2,887,500	412,500	1,311,798	6,909,307
Donna L. Belusar	—	258,970	—	11,080	64,840	1,256,063	129,938	365,455	2,086,346
Matthew W. Long	—	125,077	141,886	—	21,595	362,404	55,754	—	706,716
Donald R. Schroeder	—	300,846	3,054,804	22,376	58,630	1,538,357	170,929	524,151	5,670,093
Richard G. Cutter	—	233,073	909,536	—	58,630	1,188,941	117,187	437,679	2,945,046

As stated previously, Mr. Khilnani’s employment agreement provides that if the Corporation terminates his employment under certain circumstances or Mr. Khilnani terminates his employment for good reason, as defined in the agreement, the Corporation will provide Mr. Khilnani with compensation, equal to his current base salary and his target incentive compensation for the calendar year prior to termination, for a period of two years following the termination date.

Also, as discussed above, Mr. Buchanan has executed a retirement agreement due to his retirement effective December 31, 2008. For a complete understanding of this agreement, please see the section of this proxy statement titled “Buchanan Retirement Agreement” above.

2008 DIRECTOR COMPENSATION

	Fees Earned
	or Paid
	in Cash	Stock Awards(1)	Option Awards(2)	Total
Name	($)	($)	($)	$
(a)	(b)	(c)	(d)	(e)
Walter S. Catlow	79,167	51,933	52	131,152
Lawrence J. Ciancia	72,500	51,933	52	124,485
Thomas G. Cody	66,833	51,933	52	118,818
Patricia K. Collawn	63,500	51,933	52	115,485
Gerald H. Frieling, Jr.	75,500	51,933	52	127,485
Roger R. Hemminghaus	275,000	77,677	52	352,729
Michael A. Henning	75,667	51,933	52	127,652
Robert A. Profusek	47,417	51,933	52	99,402

(1)	Amounts in this column reflect the dollar amount of compensation expense recognized by CTS in 2008 with respect to all stock awards granted to non-employee directors. On December 3, 2008, 9,300 restricted stock units were awarded to each non-employee director for 2008 service, except that Mr. Hemminghaus received 13,900 restricted stock units for service as the Chairman of the Board of Directors. The grant date fair value for each share in the awards was $5.54. The grant date fair value of each award other than Mr. Hemminghaus was $51,522. The grant date fair value of Mr. Hemminghaus’ award was $77,006. Those awards vested on January 7, 2009 and were distributed upon vesting absent a deferral election by the director. Mr. Catlow, Mr. Ciancia, Ms. Collawn, Mr. Henning, and Mr. Profusek elected to defer distribution until their retirement from the Board of Directors. The non-employee directors had no other non-vested stock awards outstanding at fiscal year-end.

(2)	Amounts in this column reflect the dollar amount of compensation expense recognized by CTS in 2008 with respect to all option awards to non-employee directors in prior years. Non-employee directors did not receive option awards in fiscal year 2008. The number of shares underlying options at fiscal year-end for each non-employee director, other than Ms. Collawn, was 14,000 exercisable. The number of shares underlying unexercised options at fiscal year-end for Ms. Collawn was 3,100 exercisable.

Director Compensation.  Employee directors receive no additional compensation for serving on the Board of Directors or Committees of the Board of Directors. Compensation for non-employee directors is determined by the Board of Directors based on recommendations by the Compensation Committee.

All non-employee directors, except the Chairman of the Board of Directors, receive the following fees for their service on the Board of Directors: annual board retainer — $30,000; annual retainer for each Audit Committee member - $5,000; annual retainer for each Compensation Committee member — $5,000; annual retainer for each Finance Committee member -$3,000; annual retainer for each Nominating and Governance Committee member — $3,000; additional annual retainer for Audit Committee Chairman — $5,000; additional annual retainer for Compensation Committee Chairman — $5,000; additional annual retainer for Finance Committee Chairman — $3,000; additional annual retainer for Nominating and Governance Committee Chairman — $3,000; meeting fee for each Board of Directors or Committee Meeting — $1,500. All committee meetings, including special meetings called by committee chairmen, are compensated at the regular meeting fee rate. Special activity by the committee chairmen, as well as any special activity by another committee member that is requested or approved by a committee chairman, is also compensated at the regular meeting fee rate. The non-employee Chairman of the Board of Directors received an annual retainer for his service on the Board of Directors in the amount of $275,000, and is compensated for each meeting at the $1,500 regular meeting fee rate. CTS reimburses non-employee directors for reasonable travel expenses related to their performance of services and for director education programs.

CTS does not currently have a retirement plan for non-employee directors. In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred common stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director’s account. When a non-employee director retires from the Board of Directors, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board of Directors amended the plan to preclude crediting any additional units to the deferred common stock unit accounts. The number of deferred common stock units credited to each director’s account is shown in the Directors’ and Officers’ Stock Ownership table above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts pursuant to its written charter adopted by the Board of Directors, a copy of which may be obtained from CTS’ website at http://www.ctscorp.com/governance/financecharter.htm. All members of the Audit Committee are financially literate and independent as defined in the New York Stock Exchange Corporate Governance Listing Standards.

The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS’ independent auditor, the audited consolidated financial statements of the corporation for 2008; has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; has received from the independent auditor the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountants communications with the Audit Committee concerning independence; and has discussed with the independent auditor its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements be included in CTS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

CTS CORPORATION 2008 AUDIT COMMITTEE

Michael A. Henning, Chairman	Walter S. Catlow
Lawrence J. Ciancia	Gerald H. Frieling, Jr.

INDEPENDENT AUDITOR

Grant Thornton LLP has served as CTS’ independent auditor since 2005.

Grant Thornton LLP representatives plan to attend the 2009 Annual Meeting of Shareholders of CTS Corporation and will be available to respond to appropriate questions from shareholders. The following table presents fees for professional audit and other services provided by Grant Thornton LLP to CTS for the years ended December 31, 2008 and December 31, 2007.

	Audit Fees	Audit-Related Fees(1)	Tax Fees	All Other Fees

2008	$1,250,316	$11,000	—	—
2007	$1,470,545	$19,077	—	—

(1)	For 2008, audit-related fees consist of fees billed by Grant Thornton LLP for FAS 123R and FAS 133 related work.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by Grant Thornton LLP during the fiscal year. The Audit Committee has delegated authority to the Audit Committee Chairman to grant pre-approval of services by the independent auditors, provided that the Chairman reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee. None of the services rendered by Grant Thornton LLP were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.

2008 Annual Report on Form 10-K

Upon receipt of the written request of a CTS shareholder owning shares of common stock on the Record Date addressed to Richard G. Cutter, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2008 Annual Report on Form 10-K, including the financial statements and financial statement schedule. The report is also available on CTS’ website at http://www.ctscorp.com.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 27, 2009.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our 2008 Annual Report, are available free of charge on the Investor Relations section of our website at http://www.ctscorp.com/investor_relations/investor.htm.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

Elkhart, Indiana
April 24, 2009

Appendix A

CTS CORPORATION
2009 OMNIBUS EQUITY AND PERFORMANCE INCENTIVE PLAN

Section 1.  PURPOSE:  The purpose of the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan is to provide certain employees and consultants of CTS Corporation and its Affiliates and members of the Board with the opportunity to receive stock-based and other incentive grants in order to attract, motivate and retain qualified individuals and to align their interests with those of shareholders.

Section 2.  EFFECTIVE DATE:  This Plan will become effective as of May 27, 2009, subject to the approval of the shareholders in accordance with the Company’s Bylaws and the laws of the State of Indiana at the Annual Meeting to be held on May 27, 2009. Unless sooner terminated as provided herein, the Plan shall terminate on May 26, 2019. After the Plan is terminated, no future Awards may be granted under the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions. Furthermore, no grants will be made on or after May 27, 2009 under the Prior Plans. Subject to shareholder approval of the Plan at the Annual Meeting to be held on May 27, 2009, no grants will be made on or after May 27, 2009 under the Existing Plan except (a) for grants earned under the 2008-2009 Performance Restricted Stock Unit Plan and the 2009-2010 Performance Restricted Stock Unit Plan and (b) that outstanding awards granted under the Existing Plan will continue unaffected following May 27, 2009.

Section 3.  DEFINITIONS:  As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a) “Affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(b) “Award” shall mean a grant of an Option, SAR, Restricted Stock Award, Performance Award, or Other Stock Award pursuant to the Plan, which may, as determined by the Committee, be in lieu of other compensation owed to a Participant.

(c) “Award Agreement” shall mean an agreement, either in written or electronic format, in such form and with such terms and conditions as may be approved by the Committee, which evidences the terms and conditions of an Award.

(d) “Board of Directors” or “Board” shall mean the board of directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(f) “Committee” shall mean the Compensation Committee or such other committee of the Board of Directors, which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m) of the Code, “non-employee directors” within the meaning of Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and independent directors as defined by any applicable stock exchange rule or any such successor provision thereto.

(g) “Company” shall mean CTS Corporation, an Indiana corporation.

(h) “Consultant” shall mean any person engaged by the Company or an Affiliate to render services to such entity as a consultant or advisor.

(i) “Covered Employee” shall mean a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(j) “Date of Grant” shall mean the date specified by the Committee on which a grant of Options, SARs or Performance Awards, or a grant or sale of Restricted Stock Awards or Other Stock Awards pursuant to the Plan will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k) “Employee” shall mean an employee of the Company or any Affiliate.

(l) “Exercise Price” shall mean an amount, as determined by the Committee, at which an Option or SAR can be exercised by a Participant, which amount shall not be less than the Fair Market Value of a Share on the Date of Grant, unless such Option or SAR is granted pursuant to an assumption or substitution of another Option in a manner that satisfies the requirements of Section 424(a) of the Code.

(m) “Existing Plan” shall mean the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, as amended.

(n) “Fair Market Value” shall mean, as of a given date, unless otherwise determined by the Committee, the closing sale price for a Share as reported on a national securities exchange on such date if the Shares are then being traded on such an exchange. If no closing sale price was reported for such date, the closing sale price on the last preceding day on which such a price was reported shall be used. If there is no regular public trading market for the Shares, the Fair Market Value for a Share shall be the fair market value of a Share as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(o) “Incentive Stock Option” shall mean an Option which is intended to meet the requirements set forth in Section 422 of the Code or any successor provision.

(p) “Nonqualified Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

(q) “Option” shall mean the right to purchase Shares granted pursuant to Section 8, which may take the form of either an Incentive Stock Option or a Nonqualified Stock Option and which shall not have a term of more than 10 years.

(r) “Other Stock Award” shall mean an Award of Shares or Awards that are valued in whole or in part, or that are otherwise based on, Shares, including but not limited to dividend equivalents or amounts which are equivalent to any federal, state, local, domestic, or foreign taxes relating to an Award, which may be payable in Shares, cash, other securities, or any other form of property as the Committee shall determine, subject to the terms and conditions set forth by the Committee and granted pursuant to Section 12.

(s) “Participant” shall mean an Employee, Consultant, or member of the Board selected by the Committee to receive Awards under the Plan.

(t) “Performance Awards” shall mean Awards of Performance Shares or Performance Units.

(u) “Performance Measures” shall mean any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: free cash flow; free cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; debt ratios; operating expense; inventory turns; net earnings; operating earnings; gross operating margin, gross margin percentage; return on equity; capital expenditures; cost of quality; on-time delivery; return on net assets; return on total assets; return on capital; return on investment; return on sales; gross sales, net sales; market share; net market share; economic value added; expense reduction levels; stock price; working capital; controllable working capital and total shareholder return. Performance Measures applicable to any Qualified Performance-Based Award to a Covered Employee must be based on specified levels of or growth in one or more of the Performance Measures listed in the immediately preceding sentence. Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures.

Additionally, Performance Measures may be defined to exclude certain types or categories of extraordinary, unusual or non-recurring items; changes in applicable laws, regulations or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation or reserves; or any recapitalization, restructuring, asset impairment, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, gain or loss on asset sales, or other similar corporate transactions; provided, however, that such action shall not be taken in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. The Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, asset impairment, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, gain or loss on asset sales, or other similar corporate transactions; provided, however, that such action shall not be taken in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

(v) “Performance Share” shall mean an Award denominated in Shares, which is earned during a Performance Period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(w) “Performance Period” shall mean, in respect of a Performance Award, a period of time established by the Committee pursuant to Section 7 at the end of which the achievement of one or more measurable performance objectives established for a Performance Measure and relating to such Performance Award are to be evaluated or measured.

(x) “Performance Unit” shall mean an Award denominated in units having a value in dollars or such other currency, as determined by the Committee, which is earned during a Performance Period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(y) “Plan” shall mean the Company’s 2009 Omnibus Equity and Performance Incentive Plan, as may be amended, or amended and restated, from time to time.

(z) “Prior Plans” shall mean the Company’s 1988 Restricted Stock and Cash Bonus Plan, the Company’s 1996 Stock Option Plan, the Company’s 2001 Stock Option Plan and the Company’s 2001-2003 Incentive Unit Appreciation Rights Plan, as each may have been amended from time to time.

(aa) “Qualified Performance-Based Award” shall mean any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(bb) “Restricted Stock” shall mean an Award of Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10, as to which neither the substantial risk of forfeiture nor any prohibition on transfer has expired.

(cc) “Restricted Stock Award” shall mean an Award consisting of Restricted Stock or Restricted Stock Units.

(dd) “Restricted Stock Unit” shall mean an Award consisting of a bookkeeping entry representing the right to receive one Share or an amount equivalent to the Fair Market Value of one Share, payable in cash or Shares, and representing an unfunded and unsecured obligation of the Company, except as otherwise provided by the Committee, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(ee) “Shares” shall mean shares of common stock, without a par value, of the Company.

(ff) “Stock Appreciation Right” or “SAR” shall mean an Award which represents the right to receive the difference between the Fair Market Value of a Share on the date of exercise and an Exercise Price, payable in cash or Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 9 and which shall not have a term of more than 10 years.

Section 4.  ADMINISTRATION:  Subject to the express provisions of this Plan, the Committee shall have authority to administer and interpret the Plan, to interpret any Award Agreement, to prescribe, amend, and rescind rules and regulations relating to the Plan and any Award Agreement, and to make all other determinations deemed necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to any provision of the Plan or of any Award Agreement will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. To the extent permitted by law, the Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. The Committee may delegate to one or more of its members or one or more officers of the Company the authority, subject to terms and conditions as the Committee shall determine, to (a) designate Employees to be recipients of Awards under the Plan and (b) determine the size of any such Awards; provided, however, that: (x) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as determined by the Board in accordance with Section 16 of the Securities Exchange Act of 1934, as amended; (y) the resolution providing for such authorization sets forth the total number of Shares such officer(s) may grant; and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Section 5.  SHARES AVAILABLE FOR AWARDS

(a) Subject to adjustment as provided in Section 5(g), the maximum number of Shares available for issuance under the Plan shall be 3,400,000.

(b) If any Shares are subject to an Award that is forfeited, expires, or is otherwise terminated without the issuance of Shares, such Shares shall again be available for Awards under the Plan. Notwithstanding anything to the contrary contained herein: (i) if Shares are tendered or otherwise used in payment of the Exercise Price of an Option, the total number of Shares covered by the Option being exercised shall reduce the maximum number of Shares available under Section 5(a); (ii) Shares withheld by the Company to satisfy the tax withholding obligation shall count against the maximum number of Shares available under Section 5(a); and (iii) the number of Shares covered by an SAR, to the extent that it is exercised and settled in Shares, and whether or not all the Shares covered by the Award are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan. In the event that the Company repurchases Shares with Option proceeds, those Shares will not be added to the maximum number of Shares available under Section 5(a). If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on Fair Market Value, such Shares will not count against the maximum number of Shares available under Section 5(a).

(c) Unless otherwise determined by the Committee, Awards that are designed to operate in tandem with other Awards shall not be counted against the maximum number of Shares available under Section 5(a) in order to avoid double counting.

(d) Notwithstanding the foregoing, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate number of Shares stated in Section 5(a), subject to adjustment as provided in Section 5(g) to the extent that such adjustment does not affect the ability to grant or the qualification of Incentive Stock Options under the Plan.

(e) To the extent any Award is settled in cash, the number of Shares available for issuance under the Plan pursuant to Section 5(a) shall be reduced by an amount equal to the quotient of: (i) the dollar amount of such cash payment, reduced by any amount tendered by the Participant or retained by the Company to satisfy tax withholding obligations in connection with the Award; divided by (ii) the Fair Market Value of a Share on the date of the cash payment.

(f) Any Shares issued under the Plan shall consist, in whole or in part, of authorized and unissued Shares, Shares purchased in the open market or otherwise, Shares in treasury, or any combination thereof, as the Committee or, as appropriate, the Board may determine.

(g) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or corporate transaction or event having an effect similar to the foregoing, the Committee shall adjust the number and type of Shares available for Awards under the Plan, the number and type of Shares subject to outstanding Awards, and the Exercise Price with respect to any Award as is equitably required to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. In the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of the Company, such adjustments shall be made automatically without the necessity of Committee action, on the customary arithmetical basis. Any fractional Share resulting from an adjustment pursuant to this Section 5(g) shall be disregarded. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may determine to be equitable and may in connection therewith require the surrender of all or part of any Award to be replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or SAR with an Exercise Price greater than the consideration offered in connection with any such transaction or event, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR.

(h) The number of Shares issued as Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and Other Stock Awards (after taking into account any forfeitures and cancellations) will not during the life of the Plan in the aggregate exceed 3,400,000 Shares.

Section 6.  ELIGIBILITY:  The Committee from time to time may designate which Employees, Consultants, and members of the Board shall become Participants under the Plan.

Section 7.  CODE SECTION 162(m) PROVISIONS

(a) This Section 7 is applicable to any Qualified Performance-Based Award granted to a Covered Employee. Performance Measures applicable to any Qualified Performance-Based Award to a Covered Employee must be based on specified levels of or growth in one or more of the Performance Measures.

(b) Notwithstanding any other provision of the Plan other than Section 5(g): (i) no Participant will be granted Options or SARs, in the aggregate, for more than 500,000 Shares during any calendar year; (ii) no Participant will be granted Qualified Performance-Based Awards of Performance Shares for more than 125,000 Shares during any calendar year; provided, however, that, if any other Qualified Performance-Based Awards of Performance Shares are outstanding for such Participant for a given calendar year, such Share limitation shall be reduced for each such given calendar year by the Shares that could be received by the Participant under all such Qualified Performance-Based Awards, divided, for each such Qualified

Performance-Based Award, by the number of full calendar years of the Company applicable to each such outstanding Qualified Performance-Based Award; and (iii) in no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $2,000,000; provided, however, that, if any other Qualified Performance-Based Awards of Performance Units are outstanding for such Participant for a given calendar year, such dollar limitation shall be reduced for each such given calendar year by the amount that could be received by the Participant under all such Qualified Performance-Based Awards, divided, for each such Qualified Performance-Based Award, by the number of full calendar years of the Company applicable to each such outstanding Qualified Performance-Based Award. The limitations set forth in this Section 7(b) shall be subject to adjustment under Section 5(g) of the Plan only to the extent that such adjustment does not affect the status of any Qualified Performance-Based Award intended satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. If an Option is granted in tandem with a SAR such that exercise of the Option or SAR with respect to one Share cancels the tandem Option or SAR, respectively, with respect to such Share, the tandem Option and SAR with respect to such Share shall be counted as covering only one Share for purposes of applying the limitation set forth in this Section 7(b).

(c) The Committee shall have the authority to impose such other restrictions on Qualified Performance-Based Awards as it may deem necessary or appropriate to ensure that such Qualified Performance-Based Awards satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

Section 8.  OPTIONS:  Subject to the terms and conditions of the Plan, the Committee may grant Options to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; method of payment of the Exercise Price; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

Section 9.  STOCK APPRECIATION RIGHT:  Subject to the terms and conditions of the Plan, the Committee may grant SARs to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; form of payment; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

Section 10.  RESTRICTED STOCK AWARD:  Subject to the terms and conditions of the Plan, the Committee may grant Restricted Stock Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the vesting schedule; purchase price, if any; deferrals allowed or required; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

Section 11.  PERFORMANCE AWARDS:  Subject to the terms and conditions of the Plan, the Committee may grant Performance Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the performance period; performance criteria; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate. Notwithstanding anything in this Plan to the contrary, the Committee shall not adjust the number of Performance Shares or Performance Units to which a Qualified Performance-Based Award pertains where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

Section 12.  OTHER STOCK AWARDS:  Subject to the terms and conditions of the Plan, the Committee may grant Other Stock Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the vesting schedule, if any; purchase price, if any; deferrals allowed or required; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

Section 13.  PROHIBITION ON REPRICING:  Except in connection with a corporate transaction or event described in Section 5(g) of the Plan, the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or SARs, or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs without shareholder approval.

Section 14.  WITHHOLDING:  The Committee may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state, local, domestic, or foreign, to withhold in connection with the grant, exercise, payment, or removal of restrictions of an Award, including, but not limited to, requiring or permitting the Participant to remit to the Company an amount sufficient to satisfy such withholding requirements in cash or Shares or withholding cash or Shares due or to become due with respect to the Award at issue. In no event shall the Fair Market Value of Shares to be withheld pursuant to this Section 14 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

Section 15.  POSTPONEMENT OF ISSUANCE AND DELIVERY:  The issuance and delivery of any Shares under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under any applicable listing requirement of any national securities exchange or any law or regulation applicable to the issuance and delivery of Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or regulation of any governmental authority or any national securities exchange.

Section 16.  NO RIGHT TO AWARDS:  No Employee, Consultant, or member of the Board shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of Employees, Consultants, or members of the Board under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

Section 17.  NO RIGHT TO EMPLOYMENT OR DIRECTORSHIP:  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or as a Consultant of the Company or an Affiliate or any right to remain as a member of the Board, as the case may be. Termination of the services of an Employee, a Consultant, or a member of the Board shall not give rise to any liability or any claim under the Plan, unless otherwise provided in the Plan or an Award Agreement.

Section 18.  NO RIGHTS AS A SHAREHOLDER:  A Participant shall have no rights as a shareholder with respect to any Shares covered by an Award until the date of the issuance of such Shares.

Section 19.  SEVERABILITY:  If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

Section 20.  NO TRUST OR FUND CREATED:  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent any person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

Section 21.  HEADINGS:  Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

Section 22.  NONASSIGNABILITY:  Unless otherwise determined by the Committee, no Participant or beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution, and in no event shall any Award granted under the Plan or such right to payment be transferred for value.

Section 23.  INDEMNIFICATION:  In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company to the maximum extent permitted by law and the Company’s Bylaws.

Section 24.  FOREIGN JURISDICTIONS:  The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.

Section 25.  TERMINATION AND AMENDMENT:  Subject to the approval of the Board where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action shall be taken by the Board or the Committee without the approval of shareholders that would

(a) Increase the maximum number of Shares that may be issued under the Plan, except as provided in Section 5(g);

(b) Change the class of eligible Participants;

(c) Permit the repricing of outstanding Options or SARs, as provided in Section 13; or

require approval of the Company’s shareholders under any applicable law, regulation, stock exchange listing rule, or other rule. Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the applicable Participant, terminate or adversely affect any right or obligation under an Award previously granted under the Plan, except as necessary to comply with changes in law or accounting rules applicable to the Company.

Section 26.  COMPLIANCE WITH SECTION 409A OF THE CODE

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation

(within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Section 27.  APPLICABLE LAW:  This Plan shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its principles of conflict of laws.

Section 28.  RECOUPMENT OF AWARDS:  If the Board of Directors learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the Participant would have earned as awards under the Plan based on the financial results as restated.

CTS CORPORATION
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509
Proxy card must be signed and dated below.
ò     Please fold and detach card at perforation before mailing.     ò

CTS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 27, 2009.
The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement hereby appoints Roger R. Hemminghaus and Richard G. Cutter as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on April 9, 2009 at the Annual Meeting of Shareholders originally convened on May 27, 2009 and at any adjournment thereof.

Signature

Signature (If held jointly)

Please sign exactly as shown hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

Dated:	2009

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so that your shares may be represented at the Annual Meeting.
ò Please fold and detach card at perforation before mailing. ò

CTS CORPORATION	PROXY
This Proxy, when properly executed, will be voted in the manner directed herein. If not otherwise marked, this Proxy will be voted FOR the election of all nominees listed below and FOR items 2 and 3.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES LISTED BELOW, FOR THE CTS CORPORATION 2009 OMNIBUS EQUITY AND PERFORMANCE INCENTIVE PLAN AS PROPOSED IN ITEM 2 AND FOR THE RATIFICATION OF GRANT THORNTON LLP AS CTS’ INDEPENDENT AUDITORS AS PROPOSED IN ITEM 3.
1.	ELECTION OF DIRECTORS

Nominees:	(1) W. S. Catlow	(2) L. J. Ciancia	(3) T. G. Cody	(4) P. K. Collawn
	(5) R. R. Hemminghaus	(6) M. A. Henning	(7) V. M. Khilnani	(8) R. A. Profusek

☐	FOR all nominees listed above.	☐	WITHHOLD AUTHORITY to vote
	(except as listed to the contrary below)		for all nominees listed above.
To withhold authority to vote for any individual nominee, write that nominee’s name below:

2.	APPROVAL OF THE CTS CORPORATION 2009 OMNIBUS EQUITY AND PERFORMANCE INCENTIVE PLAN.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS’ INDEPENDENT AUDITOR.

☐	FOR	☐	AGAINST	☐	ABSTAIN
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.
IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE